Exhibit 4.12

$1,334,590,863.33
TRANCHE A TERM LOAN AGREEMENT
among
FEDERAL-MOGUL CORPORATION,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
Dated as of December 27, 2007

SCHEDULES:
Schedule 1.1A	Loans
Schedule 1.1B	Foreign Pledge Agreements
Schedule 1.1C	Intercompany Loans Owed to U.K. Subsidiaries
Schedule 1.1D	Joint Ventures
Schedule 1.1E	Mortgaged Property
Schedule 1.1F	Certain Elements of the Collateral Structure
Schedule 1.1G	U.K. Subsidiaries Subject to Dissolution
Schedule 1.1H	Tax Restructuring
Schedule 1.1I	Non-Guarantor Domestic Subsidiaries
Schedule 3. 4	Consents, Authorizations, Filings and Notices
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.14(a)	Perfection Actions
Schedule 3.14(b)	Mortgage Filing Jurisdictions
Schedule 3.16	Environmental Matters
Schedule 4.1	Inventory Locations
Schedule 5.10	Restructuring Foreign Subsidiaries
Schedule 6.2(f)	Existing Indebtedness
Schedule 6.3(f)	Existing Liens
Schedule 6.8(l)	Investments

EXHIBITS:
Exhibit A	Form of Collateral Agreement
Exhibit B	Form of Domestic Subsidiary Guarantee
Exhibit C	Form of Collateral Trust Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Intercreditor Agreement
Exhibit F	Form of Mortgage
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Legal Opinion of Counsel to the Parties
Exhibit I	Form of Exemption Certificate

          TRANCHE A TERM LOAN AGREEMENT, dated as of December 27, 2007, among Federal-Mogul Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
Introductory Statement
          On October 1, 2001 (the “Petition Date”), the Borrower and certain of its domestic Subsidiaries (collectively, the “U.S. Debtors”) filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
          On November 21, 2006, the U.S. Debtors, together with certain subsidiaries of the Borrower organized under the laws of the United Kingdom (collectively, the “Debtors”), filed the Reorganization Plan; and
          On November 8, 2007, the Bankruptcy Court entered the Confirmation Order.
          On November 14, 2007, the District Court affirmed the Confirmation Order.
          In connection with the confirmation and implementation of the Reorganization Plan, and in partial satisfaction of the Bank Claims and Surety Claims (as each is defined in the Reorganization Plan), the holders of the Bank Claims and Surety Claims shall automatically become parties to this Agreement on the Effective Date.
          Accordingly, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

          “Acquisition”: any acquisition or series of related acquisitions (including without limitation, Investments) by any Group Member of (a) more than 50% of the voting stock of any Person, (b) all or substantially all of the Capital Stock, or substantially all of the assets, of any Person, or (c) all or substantially all of the assets constituting a division or business line of any Person.
          “Additional Liquidity Facility”: a credit or loan facility or facilities provided to one or more other Group Members, and any refinancing, refunding, renewal or extension thereof in accordance with Section 6.2(v), provided that such facility or facilities (a) (i) shall be provided on terms which are not unreasonable and reflect market conditions in the banking or capital markets, as applicable, prevailing at the time of incurrence of such facility or facilities for comparable companies in the same industry as the Borrower and its Subsidiaries with long-term debt ratings by S&P and Moody’s equivalent to the long-term debt ratings of the Borrower, (ii) shall in no event require any repayments or prepayments thereof at any time prior to the Maturity Date and (iii) if they are secured, any Liens securing them shall be subject to Lien subordination provisions no less favorable to the Lenders than the terms of the subordination of the “Third Priority Liens” referred to in the Intercreditor Agreement, and (b) shall not be provided by an Affiliate of any Group Member or of any Significant Shareholder unless such facility is or facilities are (x) provided upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of any Group Member or of any Significant Shareholder and (y) not available after a good faith effort by the Group Members to obtain such facility or facilities from a financial institution that is not an Affiliate of any Group Member or of any Significant Shareholder.
          “Additional Liquidity Facility Agreement”: the credit, loan or other agreement entered into by one or more Group Members governing any Additional Liquidity Facility, together with all instruments and other agreements entered into by any Group Member in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9.
          “Adjusted Excess Cash Flow”: as defined in the Intercreditor Agreement.
          “Adjusted Positive EBITDA Variance”: as defined in the Intercreditor Agreement.
          “Administrative Agent”: JPMCB, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agreement”: this Tranche A Term Loan Agreement, as the same may from time to time be amended, restated, modified or supplemented.
          “Anticipated Japanese Consolidation”: with respect to three of the Japanese manufacturing, technical and distribution facilities of the Borrower and its Subsidiaries, that are related primarily to the Borrower’s and its Subsidiaries’ System Protection Group and Aftermarket operations, the anticipated consolidation of such facilities into one facility that will be located in Japan.
          “Applicable Amount”: (i) with respect to Adjusted Excess Cash Flow for any fiscal year, the applicable amount thereof required to be applied to the Loans hereunder determined pursuant to Section 4.4(a)(i) of the Intercreditor Agreement and (ii) with respect to Adjusted Positive EBITDA Variance for any fiscal year, the applicable amount thereof required to be applied to the Loans hereunder determined pursuant to Section 4.4(a)(ii) of the Intercreditor Agreement.
          “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below for the periods set forth below:

Period	ABR Loans	Eurodollar Loans
Closing Date through September 30, 2009	2.0%	3.0%
December 31, 2009 through September 30, 2010	2.25%	3.25%
December 31, 2010 and thereafter	4.0%	5.0%
          “Approved Fund”: as defined in Section 9.6(b).
          “Asset Sale”: any Disposition of property or series of related Dispositions of property excluding (i) any such Disposition permitted by any clause of Section 6.5 other than clause (g) and (ii) any other Disposition or series of related Dispositions so long as the Net Cash Proceeds to all Group Members therefrom (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) do not exceed (x) $10,000,000 for any single Disposition or series of related Dispositions and (y) $50,000,000 in any fiscal year for all Dispositions and series of related Dispositions excluded pursuant to subclause (x) of this clause (ii).
          “Assignee” as defined in Section 9.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit G.
          “Bankruptcy Code”: as defined in the introductory statement hereto.
          “Bankruptcy Court”: as defined in the introductory statement hereto.
          “Benefitted Lender”: as defined in Section 9.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Board-Approved Investment”: an Investment made pursuant to Section 6.8(t).

          “Board Majority”: in respect of any action of the board of directors of the Borrower, a majority of the directors on the board of directors of the Borrower constituting a quorum, present and voting with respect to such action, where a quorum is no less than a majority of the total number of directors constituting the board of directors of the Borrower as such total number is designated by the By-Laws and Certificate of Incorporation of the Borrower.
          “Borrower”: as defined in the preamble hereto.
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that any Permitted Acquisitions shall in no event constitute Capital Expenditures.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and (j) solely with respect to any Foreign Subsidiary, in addition to the investments described in clauses (a) through (i), any investment of the type described in clause (a) issued or unconditionally guaranteed by any sovereign nation in which such Foreign Subsidiary conducts any operations, any investment of the type and maturity described in clause (b) issued by any commercial bank organized under the laws of any country in which such Foreign Subsidiary conducts any operations, any investment of the type and maturity described in clause (c) or clause (e) that has ratings issued by any internationally recognized rating agency equivalent to those set forth in such clause and any investment of the type described in clause (g) that satisfies the requirements of any of the other investments described in this clause (j).
          “Change of Control” shall mean:
          (a) at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or
          (b) at any time during which Thornwood holds any Class A Common Stock, (i) the aggregate amount of Class A Common Stock held by Thornwood shall be less than 66 2/3% of the aggregate amount of Class A Common Stock held by Thornwood on the Effective Date and (ii) a person or group (other than the Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or
          (c) at any time (i) the majority of the seats on the board of directors of the Borrower is occupied by Persons who were neither (x) nominated or appointed by the board of directors of the Borrower as of the Closing Date nor (y) appointed or nominated by directors described in clause (x) and (ii) a person or group (other than the Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or
          (d) a Specified Change of Control.

          For the avoidance of doubt, in no event shall any direct or indirect transfer of any Class A Common Stock or any other Capital Stock of the Borrower, by Thornwood or any of its Affiliates to any Affiliate of Thornwood or to Thornwood, give rise to or be deemed a “Change of Control” hereunder.
          “Class A Common Stock”: the Class A Common Stock, par value $0.01 per share of the Borrower.
          “Class B Common Stock”: the Class B Common Stock, par value $0.01 per share of the Borrower.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is December 27, 2007.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Collateral Agreement”: the Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.
          “Collateral Trust Agreement”: a Collateral Trust Agreement to be executed and delivered by the Borrower, each Guarantor and the Collateral Trustee, substantially in the form of Exhibit C.
          “Collateral Trustee”: Citibank, N.A., in its capacity as collateral trustee under the Collateral Trust Agreement, together with any of its successors.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Company Voluntary Arrangements”: collectively, (i) the proposals dated June 23, 2006 for company voluntary arrangements in respect of T&N Limited, a company incorporated in England and Wales and a Subsidiary of the Borrower, and forty-eight other U.K. Subsidiaries which are Group Members, and (ii) the proposals dated June 23, 2006 for company voluntary arrangements in respect of Federal-Mogul Global Growth Limited, a company organized under the laws of England, and F-M UK Holding Limited, a company organized under the laws of England, which proposals in each case became effective in accordance with the laws of England and Wales on October 11, 2006.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D.

          “Confirmation Order”: that certain order confirming the Reorganization Plan pursuant to applicable sections of the Bankruptcy Code entered by the Bankruptcy Court on November 8, 2007 and affirmed by the District Court on November 14, 2007.
          “Consolidated Amortization”: for any period, the aggregate amount of scheduled payments required to be made during such period on account of principal of Indebtedness of Group Members (including without limitation, scheduled principal payments in respect of the Indebtedness under the Exit Facility and the Loans and payments of revolving loans accompanying scheduled reductions of the corresponding commitments, but excluding (x) any scheduled principal payments in respect of Specified Indebtedness and (y) any final scheduled principal payment in respect of Indebtedness (other than Specified Indebtedness); provided, however, for purposes of calculating Consolidated Amortization for any period of four fiscal quarters which includes the final scheduled principal payment of any such Indebtedness, Consolidated Amortization shall be deemed to include an amount equal to the scheduled principal payment immediately preceding such date of final scheduled principal payment in lieu of the final scheduled principal payment).
          “Consolidated Debt Service Coverage Ratio”: on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day, less the aggregate amount of Capital Expenditures incurred by the Group Members during such period in accordance with GAAP (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures and any such Capital Expenditures financed with the proceeds of any Reinvestment Deferred Amount or Positive EBITDA Variance) to (b) the sum of (i) Consolidated Interest Expense for the period of four fiscal quarters ending on such day, (ii) Consolidated Amortization for the immediately succeeding four fiscal quarters of the Borrower and (iii) the aggregate amount of dividends paid on any class of the Borrower’s Capital Stock during the period of four fiscal quarters ending on such day.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) depreciation expense, (b) amortization expense, (c) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (d) income tax expense, (e) interest expense, (f) extraordinary losses, (g) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded from the calculation of operating income, provided that the amounts referred to in this clause (g) shall not exceed, for any such charges which could reasonably be expected to become a cash expenditure at any time, (i) $60,000,000 in cash costs for 2007, (ii) $50,000,000 in cash costs for 2008 and (iii) $40,000,000 in cash costs for any fiscal year of the Borrower thereafter, (h) the cumulative effect of any changes in accounting principles, as shown on the Borrower’s consolidated statement of income for such period, (i) amounts payable under any key employee retention program implemented during the Chapter 11 cases of the U.S. Debtors, (j) any pension contribution expense in respect of defined benefit plans, (k) any non-recurring Chapter 11 expenses and (l) any other non-cash charges not included in operating income or in clauses (f) or (g) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) extraordinary gains, (iii) any income tax credits (to the extent not netted from income tax expense), (iv) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (v) any pension income and gains in respect of defined benefit plans, (vi) any other non-cash income or gains, and (vii) the income, if any, attributable to Minority Interests, all as determined on a consolidated basis. In addition, “Consolidated EBITDA” for any period including the first four full fiscal quarters following the Closing Date shall be subject to any adjustment with respect to such quarters required to be made by the Borrower’s independent certified public accountants as a result of “fresh start” accounting and set forth in reasonable detail in a certificate of a Responsible Officer delivered to the Administrative Agent, and, with respect to the four fiscal quarter period prior to the Closing Date Consolidated EBITDA shall be so adjusted on a pro forma basis as though the Reorganization Plan had become effective on the first day of such period.
          “Consolidated Interest Expense”: for any period, the consolidated cash interest expense of the Group Members for such period (but excluding any such interest expense in respect of Specified Indebtedness and any upfront fees paid with respect to the debt financings evidenced by the Exit Facility Agreement, this Agreement as in effect on the Closing Date and the Senior Subordinated Notes Indenture as in effect on the Closing Date), determined on a consolidated basis in accordance with GAAP, less interest income.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or loss) of any Subsidiary accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Group Member.
          “Consolidated Senior Debt”: all Consolidated Total Debt other than the Senior Subordinated Notes and Permitted Subordinated Indebtedness.
          “Consolidated Senior Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day, less the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such day in excess of Minimum Cash on such day to (b) Consolidated EBITDA for such period.
          “Consolidated Total Debt”: at any date, the sum of (a) the aggregate principal amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis, plus (b) the aggregate amount of all obligations incurred under all Securitization Transactions by the Borrower or any Domestic Subsidiary that would be characterized as principal determined on a consolidated basis in accordance with GAAP if structured as a secured lending transaction rather than a purchase, minus (c) Specified Indebtedness.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; provided that such security, agreement, instrument or undertaking requires aggregate payments by such Person of at least $75,000,000 pursuant to the terms thereof.
          “Debtors”: as defined in the introductory statement hereto.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “DIP Facility”: the credit facilities provided to the Borrower and certain of its Subsidiaries pursuant to the Credit and Guaranty Agreement, dated as of November 23, 2005, among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders from time to time party thereto and Citicorp USA, Inc., as administrative agent for such lenders, as amended from time to time, together with all instruments and other agreements entered into by any Group Member in connection therewith.
          “Disclosure Statement”: the Disclosure Statement, in the form approved by the Bankruptcy Court on June 4, 2004, and as supplemented by that certain Supplemental Disclosure Statement Describing Fourth Amended Joint Plan of Reorganization dated February 7, 2007, describing the Reorganization Plan and distributed to the Lenders and other parties in interest in connection with voting on the Reorganization Plan.
          “Disinterested Director”: as to any Significant Shareholder, any member of the board of directors of a Group Member who (a) is “disinterested” under applicable state corporate law in a transaction with any Affiliate of such Significant Shareholder which is subject of board approval, and (b) would be independent and eligible to serve on an audit committee (for purposes of Sections 303A.02 and 303A.06 of the New York Stock Exchange Listed Company Manual, as in effect on the date hereof) of such Significant Shareholder or of any company in which such Significant Shareholder beneficially owns 15% or more of the voting power to the extent that would be required if such Significant Shareholder or any such company were a public reporting company listed on the New York Stock Exchange.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “District Court”: the United States District Court for the District of Delaware or the unit thereof having jurisdiction over the matter in question.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Domestic Subsidiary Guarantee”: the Domestic Subsidiary Guarantee to be executed and delivered by each Guarantor that is a Domestic Subsidiary (other than any Non-Guarantor Domestic Subsidiary), substantially in the form of Exhibit B.
          “Effective Date”: December 27, 2007, being the date on which the Reorganization Plan became effective as provided therein.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, or employee safety, as has been, is now or may at any time hereafter be in effect.

          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “Equity Proceeds”: the Net Cash Proceeds of any issuance of Capital Stock by the Borrower.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Excluded Subsidiary”: (i) any Foreign Subsidiary and any Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary in respect of which either (a) the pledge of more than 66% of the Capital Stock of such Foreign Subsidiary (or, in the case of a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary, the pledge of any Capital Stock of such Domestic Subsidiary) as Collateral or (b) the guaranteeing by such Subsidiary of, or the pledging of assets by such Subsidiary to secure, the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to any Group Member or would be unlawful for such Subsidiary and (ii) FM International, LLC, so long as 66% of its Capital Stock is pledged under the Security Documents and such entity has no operations other than holding the Capital Stock of any Foreign Subsidiary.
          “Exit Facility”: the revolving credit and/or other facility provided to one or more Group Members on the Effective Date pursuant to the Exit Facility Agreement, and any refinancing, replacement, refunding, renewal or extension thereof in accordance with Section 6.2(o).
          “Exit Facility Agreement”: the Term Loan and Revolving Credit Agreement, dated as of the date hereof, among the Borrower, the lenders party thereto, and Citicorp USA, Inc., as administrative agent, together with all instruments and other agreements entered into by any Group Member in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9.
          “Factoring Arrangements”: any arrangements between an Excluded Subsidiary and a third party (other than an Affiliate) under which the Receivables of such Excluded Subsidiary are factored on a non-recourse basis.
          “Factoring Basket”: on any date, an amount equal to the greater of (i) $400,000,000 and (ii) $400,000,000 times the Factoring Growth Rate on such date.
          “Factoring Growth Rate”: on any date, the ratio of (i) the collective sales of the Group Members outside of the United States for the period of twelve consecutive months most recently ended prior to such date and for which such figure has been reported by the Borrower to the Administrative Agent, expressed at the Borrower’s accounting rate as in effect on the last day of such period (which accounting rate shall be determined by the Borrower in good faith consistent with the manner in which such rate has been determined by the Borrower prior to the Closing Date) to (ii) $3,000,000,000.
          “Fair Market Consideration”: with respect to any Acquisition, the aggregate fair market value of all consideration paid or payable by the Group Members, including (x) the fair market value of any Investments made in the subject Person or in such assets subject of such Acquisition and (y) the incurrence by the Group Members of any Indebtedness associated therewith, but excluding the fair market value of any Capital Stock of any Group Members included in any such consideration.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve

Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “F-M Canada”: Federal-Mogul Canada Limited, a Canadian corporation.
          “Foreign Credit Facilities”: credit facilities to be made available to Excluded Subsidiaries of the Borrower to fund their respective operations; provided that such credit facilities are not secured by any assets of any Loan Party.
          “Foreign Pledge Agreements”: the collective reference to (a) the pledge agreements described on Schedule 1.1B and (b) any other pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which shares of Foreign Subsidiaries may be pledged from time to time.
          “Foreign Subsidiary”: a Subsidiary which is incorporated or organized under the laws of a jurisdiction outside of the United States.
          “Foreign Subsidiary Guarantees”: any guarantee, in form and substance reasonably satisfactory to the Administrative Agent, by a Foreign Subsidiary of the Obligations that may be executed and delivered to the Collateral Trustee, including without limitation pursuant to Sections 5.9(e).
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “General Investment Basket”: at any date, an amount equal to (i) $250,000,000 minus (ii) the aggregate amount of Investments made pursuant to Section 6.8(u) on or prior to such date plus (iii) the aggregate amount of distributions of cash and Cash Equivalents with respect to any Investment made pursuant to Section 6.8(u) that have been received on or prior to such date by the Group Member that holds such Investment.

          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantees”: the collective reference to the Foreign Subsidiary Guarantees and the Domestic Subsidiary Guarantee.
          “Guarantor”: each Domestic Subsidiary (other than the Non-Guarantor Domestic Subsidiaries) of the Borrower and each other Subsidiary of the Borrower that is party to a Guarantee.
          “Indebtedness”: at any time and with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business and (y) property, including inventory, and services purchased, and expense accruals (other than trade payables) and deferred compensation items arising, in each case, in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person which is mandatorily redeemable prior to the Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above or (j) below, (i) all obligations of the kind referred to in clauses (a) through (h) above or (j) below secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity solely to the extent such Indebtedness is required to be reflected on the balance sheet of such Person in accordance with GAAP and (ii) shall not include in any event any Joint Venture Put Obligation. For avoidance of doubt, Factoring Arrangements shall not constitute Indebtedness.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Basket”: at any date, an amount equal to (i) $500,000,000 minus (ii) the aggregate outstanding principal amount on such date of Intercompany Loans made pursuant to Section 6.8(h)(ii) minus (iii) the aggregate amount of Investments (other than Intercompany Loans) made pursuant to Section 6.8(h)(ii) on or prior to such date minus (iv) the aggregate amount of operating leases (measured on the basis of the fair market value of the assets subject thereto) outstanding pursuant to Section 6.5(j)(iii) plus (v) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment (other than Intercompany Loans) made pursuant to Section 6.8(h)(ii) that have been received on or prior to such date by the Group Member that holds such Investment. Notwithstanding the foregoing, to the extent that an Intercompany Loan or Investment is made in a Subsidiary that uses the proceeds of such Intercompany Loan or Investment, substantially contemporaneously with the making of such Intercompany Loan or Investment, to make an Investment in a Joint Venture pursuant to Section 6.8(j)(ii), such Intercompany Loan or Investment shall not reduce the amount of the Intercompany Basket, but shall reduce the Joint Venture Basket in the amount of such Intercompany Loan or Investment.

          “Intercompany Basket Sublimit”: at any date, an amount equal to (i) $350,000,000 minus (ii) the aggregate amount of Investments (other than Intercompany Loans) made pursuant to Section 6.8(h)(ii) on or prior to such date plus (iii) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment (other than Intercompany Loans) made pursuant to Section 6.8(h)(ii) that have been received on or prior to such date by the Group Member that holds such Investment.
          “Intercompany Loan”: any Indebtedness for borrowed money owed by any Group Member to any other Group Member.
          “Intercompany Loan Notes”: (i) that certain note dated June 11, 1999 and payable by Federal-Mogul, S.A., a French company, to AE International Ltd. in the original principal amount of 142,404,240 French francs, (ii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to T&N International Ltd. in the original principal amount of 488,163,908 French francs, (iii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to AE International Ltd in the original principal amount of 904,841,256 French francs, (iv) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH, a German company, to AE International Ltd in the original principal amount of 126,979,412 Deutschmarks, (v) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH to T&N International Ltd in the original principal amount of 611,020,588 Deutschmarks, and (vi) that certain note dated May 22, 2001 and payable by Federal Mogul S.p.A., an Italian company, to T&N International Ltd in the original principal amount of €111,627,744.
          “Intercompany Loan Owed to U.K. Subsidiaries”: any Intercompany Loan of the Borrower or any of its Subsidiaries other than the U.K. Subsidiaries owing to any U.K. Subsidiary and outstanding on the Closing Date, as set forth on Schedule 1.1C.
          “Intercreditor Agreement”: the Intercreditor Agreement among the Exit Administrative Agent referred to therein, the Administrative Agent, the PIK Trustee referred to therein, the Collateral Trustee, the Borrower and each of the other Loan Parties party thereto, substantially in the form of Exhibit E.
          “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week or one, two, three or six months thereafter (provided that Interest Periods of one week in duration may only be selected by the Borrower during the period commencing on the Closing Date and ending two months thereafter), as set forth in Section 2.1 or as selected by the Borrower in its notice of conversion, as the case may be, given with respect thereto; and (b)

thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one week or one, two, three or six months thereafter (provided that Interest Periods of one week in duration may only be selected by the Borrower during the period commencing on the Closing Date and ending two months thereafter), as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (iv) the Borrower shall use reasonable efforts to select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 6.8.
          “Joint Venture”: each Affiliate of the Borrower listed on Schedule 1.1D and any other Person not a Subsidiary in which any Group Member obtains an ownership interest to the extent permitted by Section 6.8(j).
          “Joint Venture Basket”: at any date, an amount equal to (i) $250,000,000 minus (ii) the aggregate amount of Investments made pursuant to Section 6.8(j)(ii) on or prior to such date minus (iii) the aggregate amount of operating leases (measured on the basis of the fair market value of the assets subject thereto) outstanding pursuant to Section 6.5(j)(ii) on or prior to such date plus (iv) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to Section 6.8(j)(ii) that have been received on or prior to such date by the Group Member that holds such Investment.
          “Joint Venture Put Obligation”: any obligation of any Group Member (i) to purchase any Capital Stock of any Person that is a Joint Venture on the Closing Date, which Capital Stock is not owned by a Group Member on the Closing Date, so long as such obligation is in existence on the Closing Date and has been disclosed by the Borrower to the Lenders prior to the Closing Date, (ii) to purchase any Capital Stock of any Person that is a Joint Venture on the Closing Date, which Capital Stock is not owned by a Group Member on the Closing Date and where such obligation to purchase Capital Stock arises after the Closing Date, or (iii) to purchase any Capital Stock of any Joint Venture formed after the Closing Date that is not owned by a Group Member on the date of formation of such new Joint Venture, so long as the aggregate amount of obligations described in the preceding clause (ii) or (iii) for any single such Joint Venture shall not exceed $50,000,000 at the time of determination thereof (with the amount of any non-cash obligations to be estimated by the Borrower in good faith).
          “JPMCB”: JPMorgan Chase Bank, N.A.
          “Lenders”: as defined in the preamble hereto.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement, including without limitation, the loans deemed to be made under Section 2.1.
          “Loan Documents”: this Agreement, the Security Documents, the Collateral Trust Agreement, the Guarantees, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Loan Parties”: the Borrower and the Guarantors.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Material Environmental Loss”: (a) cash costs to the Group Members, in the aggregate, for investigative and remedial costs, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, penalties, and (b) any other cash losses to the Group Members, that in the aggregate either exceed $25,000,000 in any fiscal year of the Borrower, or would have a Material Adverse Effect, arising out of any Environmental Law or any liabilities or obligations with respect to any Materials of Environmental Concern.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, any hazardous or toxic substances or waste and any other substances that are regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.
          “Maturity Date”: June 27, 2014, the date that is the 78 month anniversary of the Closing Date.
          “Minimum Cash”: at any date, an amount equal to the lesser of (a) the aggregate amount of unrestricted cash and Cash Equivalents held by Group Members at such date, and (b) $160,000,000.

          “Minority Interests”: any shares of stock of any class of a Subsidiary of the Borrower (other than directors’ qualifying shares if required by law) that are not owned by Borrower or one of its Subsidiaries; Minority Interest shall be valued in accordance with GAAP.
          “Moody’s”: Moody’s Investors Service, Inc.
          “Mortgaged Properties”: the real properties listed on Schedule 1.1E under the heading “Mortgaged Properties”, as to which the Collateral Trustee, for the benefit of the Lenders and the other secured parties referred to therein, shall be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of the Collateral Trustee, for the benefit of the Lenders and the other secured parties referred to therein, substantially in the form of Exhibit F (with such changes thereto as shall be advisable or are customary under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale (other than the liquidation of a Joint Venture or the Disposition of Senior Subordinated Notes purchased pursuant to a Permitted Open Market Purchase) or any Recovery Event or any transaction that would constitute an Asset Sale but for clause (ii) of the definition thereof, the gross proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, and, with respect to any Asset Sale consisting of the Disposition of all or substantially all of the assets of a business or business unit of the Borrower or any of its Subsidiaries, net proceeds from the liquidation or sale of accounts receivable or inventory of such business or business unit), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (but excluding, in any event, any Lien securing the “Third Priority Obligations” referred to in the Intercreditor Agreement) and (y) solely if such Asset Sale or Recovery Event is consummated by a Foreign Subsidiary, any other Indebtedness permitted hereunder, including without limitation any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of Capital Stock to a Person that is not a Group Member or any incurrence of Indebtedness to a Person that is not a Group Member, the cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and commissions, (ii) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of Indebtedness under the Exit Facility Agreement, (c) in connection with the liquidation of a Joint Venture, the gross proceeds thereof in the form of cash and Cash Equivalents received by any Group Member in excess of the fair market value of the aggregate of all Investments made in such Joint Venture by any Group Member at any time and net of (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such liquidation (but excluding, in any event, any Lien securing the “Third Priority Obligations” referred to in the Intercreditor Agreement) and (y) solely if such liquidation is consummated by a Foreign Subsidiary, any other Indebtedness permitted hereunder, including without limitation any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements)and (d) in connection with the Disposition of Senior Subordinated Notes purchased by any Group Member pursuant to a Permitted Open Market Purchase, an amount equal to the purchase price paid by such Group Member pursuant to such Permitted Open Market Purchase (whether or not the aggregate amount of proceeds thereof is equal to such purchase price). Notwithstanding the foregoing, the “Net Cash Proceeds” of a Foreign Subsidiary shall not include any amounts to the extent such amount may not be distributed (by way of dividends, intercompany loans or otherwise) to the Borrower or a Domestic Subsidiary because doing so would (1) violate legal restrictions binding upon such Foreign Subsidiary, (2) violate contractual restrictions contained in agreements with third parties (other than Affiliates) entered into in good faith and binding upon such Foreign Subsidiary or (3) result in material adverse tax consequences to the Borrower.
          “Non-Excluded Taxes”: as defined in Section 2.13(a).
          “Non-Guarantor Domestic Subsidiaries”: those Domestic Subsidiaries identified on Schedule 1.1I.
          “Non-U.K. Foreign Subsidiary”: the Foreign Subsidiaries of the Borrower other than the U.K. Subsidiaries.
          “Non-U.S. Lender”: as defined in Section 2.13(d).
          “Not Otherwise Applied”: on any date, with respect to any amount of Equity Proceeds or Permitted Subordinated Indebtedness Proceeds, that such amount was not (i) required to be applied to prepay the Loans pursuant to Section 2.5, (ii) applied to optionally prepay the Loans pursuant to Section 2.6 and (iii) previously applied to make a Restricted Payment pursuant to Section 6.6(f), to make a Capital Expenditure pursuant to Section 6.7 or to make an Investment pursuant to Section 6.8(v). The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (iii) of this definition.
          “Notes”: the collective reference to any promissory note evidencing Loans.

          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Organizational Documents”: (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any unlimited liability company, its certificate of formation, as amended, and its memorandum and articles of association, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state of similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Other Unsecured Claims”: all allowed unsecured claims under the Reorganization Plan.
          “Participant”: as defined in Section 9.6(c).
          “Payment Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its payment office by written notice to the Borrower and the Lenders.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any Acquisition, if such Acquisition complies with the following criteria:
          (a) no Default or Event of Default shall have occurred or be continuing either prior to or after giving effect to the consummation of such Acquisition and the incurrence by the

Group Members of any Indebtedness associated therewith, and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition a certificate of a Responsible Officer to such effect;
          (b) (i) the Fair Market Consideration is less than $50,000,000 or (ii) the Fair Market Consideration is greater than or equal to $50,000,000 and (I) the Pre-Transaction Coverage Ratio shall be, and the Consolidated Debt Service Coverage Ratio, determined on a Pro Forma Basis, shall be, equal to or greater than (X) 1.50 to 1.00, for any such Acquisition consummated on or prior to the third anniversary of the Closing Date or (Y) 1.10 to 1.00, for any such Acquisition consummated after the third anniversary of the Closing Date or (II) the Pre-Transaction Coverage Ratio shall be less than (X) 1.50 to 1.00 for any such Acquisition consummated on or prior to the third anniversary of the Closing Date or (Y) 1.10 to 1.00, for any such Acquisition consummated after the third anniversary of the Closing Date and the Consolidated Debt Service Coverage Ratio, determined on a Pro Forma Basis, shall not be less than the Pre-Transaction Coverage Ratio, and, in the case of each of the foregoing, the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition such financial information as the Administrative Agent shall reasonably request to demonstrate such compliance;
          (c) if the Fair Market Consideration is greater than $100,000,000, the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition a certificate of a Responsible Officer, certifying that such Acquisition has been approved by a Board Majority;
          (d) after giving effect to the consummation of such Acquisition and to the incurrence by the Group Members of any Indebtedness associated therewith, if such Acquisition is consummated on or after the first date on which the Borrower is required to comply with any covenant in Section 6.1, the Borrower, shall be in compliance, determined on a Pro Forma Basis, with such covenant in Section 6.1, and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition such financial information as the Administrative Agent shall reasonably request to demonstrate such pro forma compliance; and
          (e) any Person whose Capital Stock is directly or indirectly acquired shall be, after giving effect to such Acquisition, a direct or an indirect Subsidiary of the Borrower.
          “Permitted Asset Sale”: any Asset Sale by any Group Member, if such Asset Sale complies with the following criteria:
          (a) no Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the consummation of such Asset Sale, and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Asset Sale a certificate of a Responsible Officer to such effect;
          (b) (i) the aggregate fair market value of all consideration paid to the Group Members in respect of such Asset Sale is less than $50,000,000, or (ii) the aggregate fair market value of all consideration paid to the Group Members in respect of such Asset Sale is greater than or equal to $50,000,000 and, if such Asset Sale is consummated on or after the first date on which the Borrower is required to comply with any covenant in Section 6.1, prior to and after giving effect to the consummation of such Asset Sale, the Borrower shall be in compliance, on a Pro Forma Basis, with such covenant in Section 6.1 (and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Asset Sale such financial information as the Administrative Agent shall reasonably request to demonstrate such pro forma compliance) or (iii) all the Net Cash Proceeds of such Asset Sale are applied in whole to prepay the Loans or the Indebtedness under the Exit Facility Agreement;
          (c) the consideration received by the Group Members in respect of such Asset Sale shall at least be equal to the fair market value of the assets being Disposed and shall consist of at least 66 2/3% in cash and Cash Equivalents; provided, that up to $25,000,000 of Asset Sales per fiscal year may be Permitted Asset Sales without meeting the requirements of this clause (c); and
          (d) the aggregate fair market value of all consideration received by the Group Members in connection with all such Asset Sales shall not, without the prior consent of the Required Lenders, exceed in any fiscal year of the Borrower the sum of (i) $200,000,000 plus (ii) all such consideration applied by a Group Member in making Permitted Net Cash Proceeds Reinvestments.
          “Permitted Holders”: Federal-Mogul U.S. Asbestos Personal Injury Trust and Thornwood, which are the holders of Class A Common Stock and Class B Common Stock of the Borrower on the Effective Date pursuant to the Reorganization Plan.
          “Permitted Net Cash Proceeds Reinvestments”: (i) assets (“replacement assets”) to be acquired or built with the Net Cash Proceeds of any Recovery Event (but not any Asset Sale), so long as (x) such replacement assets are to be used for substantially the same purpose as the assets that were subject to the relevant Recovery Event (“subject assets”) and (y) such replacement assets are to be located in the United States to the extent that the subject assets were located in the United States prior to such Recovery Event and (ii) assets to be acquired or built with the Net Cash Proceeds of any Asset Sale or Recovery Event that are useful in the business of the Borrower but that do not comply with the criteria set forth in clause (i) of this definition.
          “Permitted Open Market Purchase”: any purchase by any Group Member in the open market (including without limitation, a privately negotiated purchase) of Senior Subordinated Notes for less than the face amount thereof at the time of such purchase, together with accrued and unpaid interest thereon, provided that (a) any such purchase is consummated pursuant to the terms of this Agreement and (b) either (i) such Senior Subordinated Notes are canceled upon consummation of such purchase or (ii) an amount equal to the purchase price paid by such Group Member to purchase such Senior Subordinated Notes is applied upon the Disposition thereof to prepay the Loans in accordance with Section 2.5(a) or the Indebtedness under the Exit Facility Agreement if any such purchased Senior Subordinated Notes are thereafter Disposed of by such Group Member.
          “Permitted Subordinated Indebtedness”: Indebtedness of the Borrower (i) which shall be contractually subordinated to the Obligations, (ii) which shall have subordination and other terms (other than economic terms), taken as a whole, no less favorable to the Lenders than the terms of the Senior Subordinated Notes in relation to the Obligations, and (iii) if such Indebtedness is secured, any Liens securing such Indebtedness shall be junior to the “Second Priority Liens” referred to in the Intercreditor Agreement and shall be subject to Lien subordination provisions, taken as a whole, no less favorable to the Lenders in any material respect than the terms of the subordination of the “Third Priority Liens” referred to in the Intercreditor Agreement in relation to the “Second Priority Liens” referred to therein.
          “Permitted Subordinated Indebtedness Proceeds”: the Net Cash Proceeds of any Permitted Subordinated Indebtedness incurred by a Group Member.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Petition Date”: as defined in the introductory statement hereto.
          “Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Positive EBITDA Variance”: as defined in the Intercreditor Agreement.
          “Prepayment Application Date”: with respect to any mandatory prepayment pursuant to Sections 2.5(d) and (e), 115 days after the end of the fiscal year with respect to which such prepayment is made.
          “Prepetition Credit Agreement”: the Fourth Amended and Restated Credit Agreement, dated as of December 29, 2000, as amended, among the Borrower, the foreign subsidiary borrowers parties thereto, the lenders from time to time parties thereto and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as administrative agent for such lenders.
          “Pre-Transaction Coverage Ratio”: with respect to any Acquisition, the Consolidated Debt Service Coverage Ratio immediately prior to giving effect to the consummation of such Acquisition, and the incurrence by the Group Members of any Indebtedness associated therewith, calculated based upon Consolidated EBITDA for the four fiscal quarters most recently ended for which financial statements are available.
          “Proceeds Investment”: an Investment made pursuant to Section 6.8(v).
          “Proceeds Investment Basket”: on any date, an amount equal to (i) the aggregate amount of Equity Proceeds and Permitted Subordinated Indebtedness Proceeds that have been applied to make Investments pursuant to Section 6.8(v) on or prior to such date (so long as, at the time any such Investment was made, such Equity Proceeds or Permitted Subordinated Indebtedness Proceeds were Not Otherwise Applied) plus (ii) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to

Section 6.8(v) that have been received on or prior to such date by the Group Member that holds such Investment.
          “Pro Forma Balance Sheet”: as defined in Section 3.1(a).
          “Pro Forma Basis”: with respect to any calculation of any financial covenant contained in Section 6.1 in connection with any Acquisition or Asset Sale (including any financial test set forth in the definition of “Permitted Acquisition” to be determined on a pro forma basis), such covenant calculated on a pro forma basis after giving effect to the consummation of such Acquisition, and to the incurrence by the Group Members of any Indebtedness associated therewith, or such Asset Sale, as the case may be, as if such Acquisition or Asset Sale, as the case may be, had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available and, if such calculation is made in connection with any Acquisition, with adjustments for (i) non-recurring or one-time expenses or charges that have actually been incurred directly related to the Assets subject to such Acquisition and (ii) expenses or charges that have actually been incurred directly related to the Assets subject of such Acquisition but would not have been incurred if the relevant Acquisition had been consummated on the first day of such period, in each case as determined by the Borrower in good faith.
          “Projections”: as defined in Section 5.2(c).
          “Receivable”: a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
          “Register”: as defined in Section 9.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.5(c) or the Indebtedness under the Exit Facility Agreement as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make a Permitted Net Cash Proceeds

Reinvestment, and specifying whether such Permitted Net Cash Proceeds Reinvestment is one described in clause (i) or (ii) of the definition thereof.
          “Reinvestment Prepayment Amount”: as of any Reinvestment Prepayment Date with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to such Reinvestment Prepayment Date to make Permitted Net Cash Proceeds Reinvestments.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date on which the report referred to in Section 5.2(f) for the fiscal quarter in which the twelve month anniversary of the date on which the Borrower has delivered the Reinvestment Notice with respect to such Reinvestment Event occurs is (i) required to be delivered to the Lenders or (ii) actually delivered to the Lenders and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, apply all or any portion of the relevant Reinvestment Deferred Amount to make the Permitted Net Cash Proceeds Reinvestment identified in the relevant Reinvestment Notice.
          “Related Security”: with respect to any Receivables: (a) all Liens and property subject thereto from time to time securing or purporting to secure the payment of such Receivable by the Person obligated thereon, (b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (c) all right, title and interest of any Group Member or any SPV in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to such Receivable; provided that Related Security will not include returned goods only to the extent that all amounts required to be paid pursuant to Securitization Transactions in respect of such goods have been paid, (d) all collections with respect to any of the foregoing, (e) all records with respect to any of the foregoing, and (f) all proceeds of such Receivable or with respect to any of the foregoing.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reorganization Plan”: the Fourth Amended Joint Plan of Reorganization proposed by the Debtors, the Unsecured Creditors Committee, the Asbestos Claimants Committee, the Equity Committee, the Future Claimants Representative and JPMCB, as administrative agent for the holders of the Bank Claims, as amended or modified from time to time (whether any such amendment or modification is effected through an amendment or modification to the Reorganization Plan itself or through the Confirmation Order), so long as any such amendment or modification does not adversely affect the Lenders.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders (excluding any Affiliate of a Group Member or of a Significant Shareholder) of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding (excluding Loans held by any Affiliate of a Group Member or of a Significant Shareholder).
          “Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.
          “Restricted Payments”: as defined in Section 6.6.
          “S&P”: Standard & Poor’s Ratings Services.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Securitization Transactions”: one or more securitization transactions pursuant to which any Group Member securitizes Receivables and Related Security, including without limitation, as a result of the sale or granting of a Lien on such Receivables and Related Security to the SPV and the contribution of Receivables and Related Security to the SPV.
          “Security Documents”: the collective reference to the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and all other security documents hereafter delivered to the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Subordinated Notes”: (i) the Senior Subordinated Secured Notes due 2018 issued on the Closing Date pursuant to the Senior Subordinated Notes Indenture in effect on the Closing Date and (ii) any Indebtedness permitted under Section 6.2(n) that is incurred after the Closing Date to refinance, replace, refund, renew or extend in whole or in part the Indebtedness described in clause (i), other than the Term Loans under the Exit Facility.
          “Senior Subordinated Notes Indenture”: (i) the Indenture, dated as of the date hereof, entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that is hereafter incurred to refinance, replace, refund, renew or extend in whole or in part the Indebtedness and other obligations outstanding under any of the agreements described in clause (i), together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith; provided that any agreement or instrument described in this clause (ii) shall not contain any financial covenants, negative covenants or events of default that are materially more restrictive than those set forth in this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9. Any reference to the Senior Subordinated Notes Indenture hereunder shall be deemed a reference to each of the Senior Subordinated Notes Indentures then extant.
          “Senior Subordinated Notes Trustee”: U.S. Bank National Association, in its capacity as trustee under the Senior Subordinated Notes Indenture, together with any of its successors.
          “Significant Shareholder”: any beneficial holder or group of affiliated beneficial holders of securities representing 30% or more of the voting power of the Borrower.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Notes Indenture, any document governing any Permitted Subordinated Indebtedness, the Exit Facility Agreement or the Additional Liquidity Facility Agreement.
          “Specified Indebtedness”: on any date or for any period, (i) Intercompany Loans, (ii) Indebtedness described in clause (f) of the definition thereof, so long as such Indebtedness is contingent and (iii) any Indebtedness described in clause (j) of the definition thereof and Indebtedness permitted under Sections 6.2(i), 6.2(k) and 6.2(m), unless any such Indebtedness described in this clause (iii) would be required to be reflected as debt on the consolidated balance sheet of the Borrower on such date and the payments associated therewith would be required to be included as interest expense on the consolidated income statement of the Borrower for such period, in each case in accordance with GAAP.
          “SPV”: a Wholly Owned Subsidiary of the Borrower which is created for the sole purpose of purchasing Receivables from any Group Member as part of a Securitization Transaction, which engages in no activities other than in connection with the financing of Receivables and which is designated as an SPV by the board of directors of the Borrower as an SPV; provided that (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Group Member (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates any Group Member in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Group Member, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing Receivables of such entity, (c) to which no Group Member has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (d) the Capital Stock of such SPV is pledged in favor of the Lenders to secure the Obligations. Any such designation by the board of directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative

Agent of a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.
          “Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by any Group Member which are reasonably customary in an accounts receivable securitization transaction.
          “Strategic Plan”: as defined in Section 5.2(d).
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.
          “Tax Restructuring” shall mean (a) the transactions set forth in Schedule 1.1H and (b) any additional transactions to restructure the Borrower’s foreign operations after the Closing Date so long as (i) the Borrower shall have provided all information relating to such additional transactions under this clause (b) as the Administrative Agent shall have requested and (ii) consummation of such additional transactions under this clause (b) shall not have an impact that is material and adverse on the structure or the value of the Collateral set forth in Schedule 1.1F, in each case as determined by the Administrative Agent in its reasonable credit judgment.
          “Term Percentage”: with respect to any Lender at any time, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans then outstanding.
          “Thornwood”: Thornwood Associates Limited Partnership and its Affiliates. For the avoidance of doubt, Icahn Enterprises L.P. shall be deemed to be an Affiliate of Thornwood.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

          “U.K. Administration”: as defined in the definition of “U.K. Subsidiaries”.
          “U.K. Dissolution”: the winding up or striking off of (x) those U.K. Subsidiaries listed on Schedule 1.1G hereto or (y) any other U.K. Subsidiary which is no longer trading and which has gross assets (as shown in the most recent set of audited accounts) of less than ₤10,000.
          “U.K. Settlement Agreement”: that certain agreement dated September 26, 2005 among the Borrower, T&N Limited, certain bankruptcy plan proponents, High River Limited Partnership, the Pension Protection Fund and James J. Gleave, Simon V. Freakley and Gary P. Squires of Kroll Limited and their successors as joint administrators of T&N Limited, appointed by order of the High Court of Justice of England and Wales.
          “U.K. Subsidiaries”: those Subsidiaries of the Borrower which are organized under the laws of any jurisdiction in the United Kingdom and which are the subject of administration petitions under the U.K. Insolvency Act of 1986 (collectively, and including upon the grant of such petitions, the “U.K. Administration”) and are debtors in cases pending under Chapter 11 of the Bankruptcy Code.
          “United States”: the United States of America.
          “U.S. Debtors”: as defined in the introductory statement hereto.
          “Wagner Lighting Divestiture”: a Disposition consisting of the sale by the Borrower and its Subsidiaries of certain assets located in the United States related to the Wagner Lighting Group, including manufacturing equipment related thereto but excluding the sale of the “Wagner” brand.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2 Other Definitional Provisions.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF LOANS
          2.1 Loans. Subject to the terms and conditions hereof and to give effect to the Reorganization Plan and provide for the repayment, in part, of the Bank Claims and the Surety Claims (as defined in the Reorganization Plan), each Lender shall be deemed to have made a term loan to the Borrower on the Closing Date in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A. The Loans deemed made pursuant to the preceding sentence shall be made without any actual funding and shall initially be Eurodollar Loans with Interest Periods of one week. After the Closing Date, the Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.6.
          2.2 Repayment of Loans. The Loan of each Lender shall mature in 22 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
December 31, 2008	$5,700,000
March 31, 2009	$5,700,000
June 30, 2009	$5,700,000
September 30, 2009	$5,700,000
December 31, 2009	$11,400,000
March 31, 2010	$11,400,000
June 30, 2010	$11,400,000
September 30, 2010	$11,400,000
December 31, 2010	$11,400,000
March 31, 2011	$11,400,000
June 30, 2011	$11,400,000
September 30, 2011	$11,400,000
December 31, 2011	$56,900,000
March 31, 2012	$56,900,000
June 30, 2012	$56,900,000
September 30, 2012	$56,900,000
December 31, 2012	$56,900,000
March 31, 2013	$56,900,000

Installment	Principal Amount
June 30, 2013	$56,900,000
September 30, 2013	$56,900,000
December 31, 2013	$56,900,000

Maturity Date	Balance

          2.3 Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          2.4 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans pursuant to this Section 2.4 shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
          2.5 Mandatory Prepayments.
          (a) Unless the Required Lenders otherwise agree, an amount equal to 50% of the Net Cash Proceeds of any issuance of Capital Stock by any Loan Party shall be applied to the prepayment of the Loans as set forth in Section 2.5(f) on the 121st day after the date of such issuance to the extent such Net Cash Proceeds are not used prior to such 121st day to make (v) a Capital Expenditure, (w) a Restricted Payment, (x) a Board-Approved Investment or a Proceeds Investment (in either case so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment or Proceeds Investment, as the case may be), (y) a Permitted Acquisition (so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Permitted Acquisition), (z) Permitted Open Market Purchases or (zz) a prepayment or repayment of the Indebtedness under the Exit Facility Agreement; provided that if on such 121st day a Board-Approved Investment or Proceeds Investment, a Permitted Acquisition or Permitted Open Market Purchases shall not have been consummated but one or more Group Members shall have entered into a binding letter of intent or definitive purchase documentation with respect thereto (or, with respect to Permitted Open Market Purchases, shall have made a binding offer, subject to the conditions set forth therein), then the Payment Date shall be extended to the 181st day after such incurrence, and on such day the relevant Net Cash Proceeds shall be applied to the prepayment of the Loans as specified above to the extent such Net Cash Proceeds are not used prior to such 181st day to consummate (x) a Board-Approved

Investment or Proceeds Investment (in either case so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment), (y) a Permitted Acquisition (so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Permitted Acquisition), or (z) Permitted Open Market Purchases.
          (b) Unless the Required Lenders shall otherwise agree and except as set forth in the immediately succeeding sentence with respect to the incurrence of Permitted Subordinated Indebtedness, an amount equal to 100% of the Net Cash Proceeds of any incurrence of Indebtedness of any Loan Party (excluding any Indebtedness permitted to be incurred under Section 6.2) shall be applied to the prepayment of the Loans as set forth in Section 2.5(f) on the date of such incurrence. An amount equal to 100% of the Net Cash Proceeds of any incurrence of Permitted Subordinated Indebtedness of any Loan Party shall be applied to the prepayment of the Loans as set forth in Section 2.5(f) on the 121st day (the “Payment Date”) after the date of such incurrence (as such date may be extended pursuant to the proviso set forth at the end of this sentence) to the extent such Net Cash Proceeds are not used prior to such 121st day to make (v) a Capital Expenditure, (w) a Restricted Payment, (x) a Board-Approved Investment or a Proceeds Investment (in either case so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment or Proceeds Investment, as the case may be), (y) a Permitted Acquisition (so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Permitted Acquisition), (z) Permitted Open Market Purchases or (zz) a prepayment or repayment of the Indebtedness under the Exit Facility Agreement; provided that if on such 121st day a Board-Approved Investment or Proceeds Investment, a Permitted Acquisition or Permitted Open Market Purchases shall not have been consummated but one or more Group Members shall have entered into a binding letter of intent or definitive purchase documentation with respect thereto (or, with respect to Permitted Open Market Purchases, shall have made a binding offer, subject to the conditions set forth therein), then the Payment Date shall be extended to the 181st day after such incurrence, and on such day the relevant Net Cash Proceeds shall be applied to the prepayment of the Loans as specified above to the extent such Net Cash Proceeds are not used prior to such 181st day to consummate (x) a Board-Approved Investment or Proceeds Investment (in either case so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment), (y) a Permitted Acquisition (so long as the Borrower shall have complied with the provisions of Section 5.9, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Permitted Acquisition), or (z) Permitted Open Market Purchases.
          (c) Unless the Required Lenders shall otherwise agree and unless a Reinvestment Notice is delivered to the Administrative Agent within three (3) Business Days after the day of receipt by a Group Member of the Net Cash Proceeds of any Asset Sale or Recovery Event that results from the sale or other disposition of, or payment with respect to, any of the Collateral, an amount equal to 100% of such Net Cash Proceeds minus the amount of such Net Cash Proceeds applied to the Indebtedness under the Exit Facility Agreement shall be applied to the prepayment of the Loans as set forth in Section 2.5(f) within ten (10) Business

Days after the day of receipt of any such Net Cash Proceeds by any Group Member; provided that no prepayment of the Loans shall be required to be made pursuant to this subsection until the amount of Net Cash Proceeds to be applied to make such prepayment is at least equal to $10,000,000. If a Reinvestment Notice is timely delivered pursuant to the immediately preceding sentence, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Loans as set forth in Section 2.5(f). Notwithstanding the delivery of a Reinvestment Notice pursuant to this paragraph, the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the requirement to prepay the Loans contained in this paragraph pursuant to a Reinvestment Notice shall not exceed (x) with respect to any single Asset Sale or Recovery Event, $30,000,000 and (y) in the aggregate during any fiscal year of the Borrower, $200,000,000; provided that Net Cash Proceeds that are to be applied to make Permitted Net Cash Proceeds Reinvestments described in clause (i) of the definition thereof shall be excluded in determining the aggregate Net Cash Proceeds subject to the limitations set forth in clause (x) or (y) of this sentence.
          (d) Unless the Required Lenders shall otherwise agree, commencing with the fiscal year of the Borrower ending December 31, 2008, the Applicable Amount of the Adjusted Excess Cash Flow for any fiscal year of the Borrower shall be applied to the prepayment of the Loans as set forth in Section 2.5(f) on the Prepayment Application Date.
          (e) Unless the Required Lenders shall otherwise agree, commencing with the fiscal year of the Borrower ending December 31, 2008, the Applicable Amount of the Adjusted Positive EBITDA Variance for any fiscal year of the Borrower shall be applied to the prepayment of the Loans as set forth in Section 2.5(f) on the Prepayment Application Date.
          (f) Amounts to be applied in connection with prepayments made pursuant to this Section 2.5 shall be applied to the prepayment of the Loans in accordance with Section 2.11(b). The application of any prepayment pursuant to this Section 2.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          2.6 Conversion and Continuation Options.
          (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing unless the Administrative Agent or the Required Lenders have determined in its or their sole discretion to permit such conversions.

Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing unless the Administrative Agent has or the Required Lenders have determined in its or their sole discretion to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.
          2.7 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.8 Interest Rates and Payment Dates.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to the foregoing clauses (i) and (ii), from the date of such non payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.8 shall be payable from time to time on demand.
          2.9 Computation of Interest and Fees.

          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).
          2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.11 Pro Rata Treatment and Payments.
          (a) Each payment by the Borrower on account of any fee payable to the Lenders shall be made pro rata according to the respective Term Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made ratably according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce ratably the then remaining installments of the Loans (including the final installment of the Loans due on the Maturity Date); provided that any optional prepayments made pursuant to Section 2.4 during the first 60 days following the Closing Date shall be applied to reduce the then remaining installments of the Loans in direct order of maturity. Amounts prepaid on account of the Loans may not be reborrowed.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          2.12 Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost (other than taxes) to such Lender, by an amount that such Lender deems to be material, of converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, after the Borrower is provided with written notice thereof and the notice referred to in Section 2.12(c) below, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.13 Taxes.
          (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are attributable to a change in such Lender’s tax residence, change such Lender’s documentation provided in paragraph (d) or (e) of this Section 2.13 or to a change in other circumstances of such Lender from the date that such Lender became a party to this Agreement or (iii) that are withholding taxes imposed on amounts payable to such Lender that were required to be imposed with respect to payments made to such Lender under applicable law existing at the time that such Lender became a party to this Agreement.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S.

federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver but in which case such Non-U.S. Lender shall not be entitled to the benefits of this Section 2.13.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender but, if such Lender does not complete, execute and deliver such documentation, such Lender shall not be entitled to the benefits of this Section 2.13.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a conversion into or continuation of

Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.14 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants on the Closing Date to the Administrative Agent and each Lender that:
          3.1 Financial Condition.
          (a) The unaudited projected pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Reorganization Plan, (ii) the Senior Subordinated Notes to be issued on the Closing Date, (iii) the loans to be made under the Exit Facility Agreement on the Closing Date, (iv) the Loans deemed to have been made on the Closing Date and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2006 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of the Group Members as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Group Members as at

September 30, 2007, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Group Members as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not (x) reflected in the most recent financial statements referred to in this paragraph, (y) Swap Agreements permitted by Section 6.12 or (z) the Borrower’s contingent obligation to make a loan to the “Trust” (as defined in the Reorganization Plan) in an aggregate amount of $140,000,000, in accordance with Section 8.22 of the Reorganization Plan.
          3.2 No Change. Since December 31, 2006, there has been no development or event that has had a Material Adverse Effect.
          3.3 Existence; Compliance With Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Reorganization Plan and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.14. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution and delivery will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, and the Loans deemed made hereunder will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
          3.6 Litigation. Except as disclosed on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against any Group Member or against any of their respective properties or revenues (a) that calls into question the validity or enforceability of the Loan Documents or that seeks to enjoin any of the transactions contemplated thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          3.7 No Default. No Group Member is in default under any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          3.8 Ownership of Property; Liens. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property subject to the Mortgages, and good title to, or a valid leasehold interest in, all its material other property, and none of such property is subject to any Lien except as permitted by Section 6.3.
          3.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, the use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any material respect.
          3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed with respect to any Group Member, and, to the knowledge of the Borrower, no material claim is being asserted against any Group Member, with respect to any such tax, fee or other charge.
          3.11 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.12 Subsidiaries. Schedule 3.12 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any other Loan Party, except as created by the Loan Documents or pursuant to the Reorganization Plan.
          3.13 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (when taken as a whole together with the Borrower’s public filings with the SEC), contained as of the date such statement, information, document or certificate was so furnished, in light of the circumstances under which they were made, any untrue statement of material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. Any projections and pro forma financial information delivered in connection herewith are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          3.14 Security Documents.
          (a) Each of the Security Documents (other than the Mortgages) is effective to create in favor of the Collateral Trustee a legal, valid and enforceable security interest in the Collateral described therein for the benefit of the Lenders. When the actions described in Schedule 3.14(a) in respect of each such Security Document have been taken, the Collateral Trustee shall have, pursuant to each such Security Document, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the “Second Priority Obligations” described therein.
          (b) Each of the Mortgages is effective to create in favor of the Collateral Trustee, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when each Mortgage is filed in the offices specified on Schedule 3.14(b), the Collateral Trustee shall have, pursuant to such Mortgage, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the applicable Mortgaged Properties described therein, as security for the “Second Priority Obligations” described therein. Schedule 1.1E lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any Loan Party that is a Domestic Subsidiary that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

          3.15 Regulation H. No Mortgage encumbers improved real property that is located in an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, other than properties for which the Borrower has satisfied the requirements of Section 4.1(q)(iv).
          3.16 Environmental Matters. Other than as set forth on Schedule 3.16 and exceptions to any of the following that, in the aggregate, could not reasonably be expected to result in a Material Environmental Loss:
          (a) all Group Members: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;
          (b) Materials of Environmental Concern are not present at, on, under, in or about any real property now or formerly owned, leased or operated by any Group Member or at any other location (including without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, or (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property owned or leased by a Group Member.;
          (c) there is no judicial, administrative or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of any Group Member, threatened; and to the knowledge of any Group Member, there are no judicial, administrative, or arbitral proceedings under or relating to any Environmental Law pending or threatened against any Person other than a Group Member that could reasonably be expected to affect a Group Member;
          (d) no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law;
          (e) no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar Environmental Law, or with respect to any Materials of Environmental Concern; and
          (f) no Group Member has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.
          3.17 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Subordinated Note Indenture, the Exit Facility Agreement and any Additional Liquidity Facility Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Closing Date. The agreement of each Lender to enter into this Agreement is subject to the satisfaction or waiver, prior to or concurrently with entering into this Agreement on the Closing Date, of the following conditions precedent:
          (a) Loan Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent and the Borrower, (ii) the Collateral Agreement, executed and delivered by the Borrower and each applicable Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (unless otherwise agreed by the administrative agent under the Exit Facility), (iv) the Domestic Subsidiary Guarantee, executed by each applicable Guarantor, (v) each Foreign Subsidiary Guarantee, executed and delivered by each applicable Guarantor, (vi) each Foreign Pledge Agreement, executed and delivered by each applicable Loan Party and (viii) the Collateral Trust Agreement, executed by each party thereto.
          (b) DIP Facility. The Administrative Agent shall have received reasonably satisfactory evidence that (i) the commitments under the DIP Facility have been terminated, all letters of credit issued thereunder (other than those letters of credit issued under the DIP Facility (if any) which shall be deemed issued under the Exit Facility) shall have expired or been cancelled, and all amounts outstanding thereunder (including, without limitation, all fees accrued but unpaid thereunder to the Closing Date, whether or not then payable under the terms thereof) have been repaid in full (which termination and repayment may be contemporaneous with the satisfaction of the conditions under this Section and the application of proceeds of any Borrowings and the issuance of any letters of credit under the Exit Facility Agreement to occur on the Closing Date); and (ii) satisfactory arrangements shall have been made for the termination of all Liens and guarantees granted in connection therewith.
          (c) [Reserved].
          (d) Exit Facility. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that all conditions precedent to the effectiveness of the Exit Facility Agreement shall have been satisfied or waived in accordance with its terms.

          (e) Senior Subordinated Notes Indenture. The Administrative Agent shall have received reasonably a certificate executed by a Responsible Officer of the Borrower certifying that all conditions precedent to the effectiveness of the Senior Subordinated Notes Indenture shall have been satisfied or waived in accordance with its terms and the Senior Subordinated Notes shall have been issued.
          (f) Intercreditor Arrangements. The Administrative Agent shall have received the Intercreditor Agreement, executed and delivered by all parties thereto.
          (g) Reorganization Plan. The Effective Date shall have occurred.
          (h) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Group Members for the 2006 and 2005 fiscal years and (iii) unaudited interim consolidated financial statements of the Group Members for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.
          (i) Approvals. All governmental and third party approvals (including consents from landlords of real property leased by the Loan Parties in the United States at which Inventory having a value in excess of $10,000,000 is located as specified on Schedule 4.1(i) (provided, however, that the Borrower shall only be required to exercise commercially reasonable efforts to obtain such landlord consents)) necessary in connection with this Agreement and the Reorganization Plan, the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Reorganization Plan or the transactions contemplated hereby.
          (j) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the domestic jurisdictions where (x) the Loan Parties are organized and (y) real estate of the Loan Parties is located (which Lien searches may be copies of such search delivered as a condition to the closing under the Exit Facility), and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
          (k) Environmental Reports. The Administrative Agent shall have received any environmental reports regarding environmental matters affecting any Group Member which are delivered by any Group Member in connection with the Exit Facility.
          (l) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and financial advisors), pursuant to the Prepetition Credit Agreement, the final order in respect of the DIP Facility, this Agreement, the other Loan Documents, and the Confirmation Order (which receipt may be contemporaneous with, or so long as on the Effective Date, subsequent to, the delivery of the other closing deliverables under this Section 4.1 and the application of any borrowings and issuance of any letters of credit under the Exit Financing to occur on the Effective Date).
          (m) Supporting Documents. The Administrative Agent shall have received for each of the Loan Parties:
     (i) a copy of such Loan Party’s Organizational Documents, as amended up to and including the Closing Date, certified as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction incorporation, organization or formation;
     (ii) (x) with respect to the Borrower and each Loan Party that is a Domestic Subsidiary, a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation and from the State of Michigan (to the extent such Loan Party is qualified to do business in the State of Michigan), each dated a recent date prior to the Closing Date and (y) with respect to the Borrower, recent evidence of its qualification to do business as a foreign corporation in each State of the United States of America;
     (iii) with respect to any Loan Party that is a Foreign Subsidiary, such customary evidence of its legal existence, its power and authority to enter into the Loan Documents to which it is a party and the incumbency and signatures of its officers or other representatives and such other documents or evidence as the administrative agent under the Exit Facility requests;
     (iv) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Closing Date;
     (v) duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; and
     (vi) such other similar documents as the Administrative Agent may reasonably request.
          (n) Opinion of Counsel. The Administrative Agent and the Lenders shall have received (i) the favorable written opinion of counsel to the Loan Parties substantially in the form of Exhibit H and (ii) such other legal opinions as are also provided to the lenders under the Exit Facility (with such modifications to make such opinions applicable to this Agreement and the other Loan Documents), in each case addressed to the Administrative Agent and the Lenders.
          (o) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Trustee shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the

Collateral Agreement and each Foreign Pledge Agreement (to the extent certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or such other instrument of transfer required under local law) and (ii) each promissory note (if any) pledged to the Collateral Trustee pursuant to the Collateral Agreement and each Foreign Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          (p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Trustee or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Trustee for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.
          (q) Mortgages. (i) The Collateral Trustee and the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.
     (ii) If requested by the Administrative Agent at least thirty (30) days prior to the Closing Date, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, an as-built land survey of the sites of the Mortgaged Properties dated within three (3) years of the Closing Date, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which surveys shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association (“ALTA”) and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) the flood zone designations, if any, in which the Mortgaged Properties are located (provided that if the Administrative Agent determines that it is reasonable to do so, the Administrative Agent may accept a survey in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in this clause (ii)).
     (iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent (not to exceed the fair market value of such property); (B) insure that the Mortgage insured thereby creates a valid second Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted by Section 6.03 or as is otherwise reasonably acceptable to the Administrative Agent; (C) name the Collateral Trustee or the Administrative Agent for the benefit of the Lenders as the insured thereunder; (D) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or reasonably acceptable equivalent policies); (E) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (F) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) (provided that if the Administrative Agent determines that it is reasonable to do so, the Administrative Agent may accept a title insurance policy in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in this clause (iii)). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (iv) If requested by the Administrative Agent at least thirty (30) days prior to the Closing Date with respect to any Mortgaged Property which includes a material improvement located within an area designated as flood hazard zone, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Reform Act of 1994, whichever is less, and (3) has a term or series of terms ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
     (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents in the possession of the any Loan Party affecting the Mortgaged Properties, in each case to the extent required by the Administrative Agent. Notwithstanding the foregoing, with respect to any Mortgaged Property constituting a leasehold interest, the obligations of the Borrower to deliver the items described in this Section 4.01(q) are subject to the Borrower obtaining any consents, estoppels or other instruments or documents from third parties which are necessary in order for the Borrower to comply with its obligations in this

Section 4.01(q); provided that the Borrower agrees to exercise reasonable efforts to obtain any such consents, estoppels or other instruments and documents.
          (r) [Reserved].
          (s) Insurance. The Administrative Agent shall have received evidence that all insurance required by Section 5.5 is in effect.
          (t) Confirmation Order. The Administrative Agent shall have received a copy of the Confirmation Order, certified by a Responsible Officer to be a true, complete and correct copy of such document, which (i) shall be in full force and effect and shall not have been stayed, reversed, modified or amended and (ii) shall approve and authorize the transactions contemplated by this Agreement, the other Loan Documents and the Reorganization Plan and otherwise shall not be inconsistent with the provisions hereof and thereof.
          (u) Prepetition Letters of Credit. With respect to each letter of credit issued under the Prepetition Credit Agreement and outstanding on the Effective Date, such letter of credit shall have expired or been cancelled or replaced with letters of credit issued under the Exit Facility Agreement.
          (v) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.
          (w) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans deemed made on the Closing Date.
SECTION 5. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          5.1 Financial Statements. Furnish to the Administrative Agent for delivery to the Lenders:
          (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
          5.2 Certificates; Other Information. Furnish to the Administrative Agent:
          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default as a result of noncompliance with Section 6.1, except as specified in such certificate;
          (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with Sections 6.1, 6.2(g), (n), (o), (q), (v), (x) and (z), 6.3(aa), 6.4(g), 6.5(d) and (q), 6.7, 6.8(h), (j), (k), (t), (u) and (v), 6.11 and 6.18 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (it being understood that in the case of annual financial statements, such Compliance Certificate shall include a calculation of Adjusted Excess Cash Flow and Adjusted Positive EBITDA Variance for the fiscal year to which such financial statements relate), (iii) to the extent not previously disclosed to the Administrative Agent, a description of (x) any Indebtedness owed by any Loan Party to any Excluded Subsidiary, (y) any Indebtedness permitted under Sections 6.2(g), (h), (j)(ii) or (q) and (z) any Guarantee Obligation in respect of any Indebtedness permitted under Sections 6.2(g), (h) or (q) to the extent the amount of such Guarantee Obligation as of the date of incurrence thereof exceeds $10,000,000, in each case incurred since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and (iv) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (iv) (or, in the case of the first such report so delivered, since the Closing Date);
          (c) as soon as available, and in any event no later than February 28 of each fiscal year of the Borrower, commencing with February 28, 2008, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Group Members as at the end of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto on a business segment basis) (collectively, the “Projections”);
          (d) as soon as available, and in any event no later than February 28 of each fiscal year of the Borrower, commencing with February 28, 2008, a detailed consolidated strategic plan for such fiscal year and each of the subsequent fiscal years of the Borrower, through and including the fiscal year in which the Maturity Date falls (including a projected consolidated balance sheet of the Group Members as at the end of each such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto on a business segment basis (collectively, the “Strategic Plan”)), which Strategic Plan shall in each case be accompanied by a certificate of a Responsible Officer stating that such Strategic Plan is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Strategic Plan is incorrect or misleading in any material respect;
          (e) as soon as reasonably practical prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Notes Indenture or the Exit Facility Agreement;
          (f) concurrently with the delivery of any financial statements pursuant to Section 5.1, a report setting forth in reasonable detail all Permitted Asset Sales made and Net Cash Proceeds received during the fiscal quarter most recently ended, any Reinvestment Notices delivered in such fiscal quarter with respect to such Permitted Asset Sales and the Reinvestment Deferred Amount at the end of such fiscal quarter, together with a reasonably detailed summary of the investment of any Reinvestment Deferred Amount made during such fiscal quarter;
          (g) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Group Members for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided that the foregoing may be satisfied by delivery of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission or the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, in each case for the applicable quarter; and
          (h) promptly, such additional financial and other information, or arrange such periodic conference calls with the Borrower and its professionals, as the Administrative Agent may from time to time reasonably request.
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

          5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.5 Maintenance of Property; Insurance. (a) Keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          (b) Cause the Collateral Trustee to at all times be named as loss payee with respect to “All Risk” insurance policies and an additional insured (but without any liability for premiums) under all general liability insurance policies maintained pursuant to Section 5.5(a).
          5.6 Inspection of Property; Books and Records; Discussions.
          (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.
          (b) Permit representatives of the Administrative Agent or employees of any Lender during normal business hours (i) to visit and inspect any of its properties and examine and make abstracts from any of its books and records and as often as may reasonably be desired, but no more than twice per fiscal year so long as no Event of Default is outstanding, and (ii) to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, in either case on reasonable prior notice and at the expense of the Administrative Agent or such Lender, provided that at any time after the occurrence and during the continuance of an Event of Default, the reasonable costs and expenses of such Lender in respect of any such inspection shall be at the expense of the Borrower.
          5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default of which any Loan Party has knowledge;
          (b) any default or event of default under any Contractual Obligation of any Group Member of which any Loan Party has knowledge;
          (c) any litigation, investigation or proceeding affecting any Group Member (other than any litigation or investigation in which any Group Member is the plaintiff or complainant) (i) in which the amount involved is $25,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, except any such litigation which the Borrower, in consultation with its counsel, has determined in good faith would not reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;
          (d) the following events, as soon as reasonably possible and in any event within 45 days after the Borrower has knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other material action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
          (e) (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the Group Members sustaining, in the aggregate, a Material Environmental Loss; (ii) any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, any Group Member which denial, revocation or refusal could reasonably be expected to result in a Material Environmental Loss; and (iii) any Governmental Authority has identified any Group Member as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by any Group Member which identification could reasonably be expected to result in a Material Environmental Loss; and
          (f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect promptly after the Borrower has knowledge thereof.
          (g) Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          5.8 Environmental Laws.
          (a) Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, except where the requirement to comply is being contested in good faith by appropriate proceedings.

          (c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a Material Environmental Loss; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a Material Environmental Loss.
          (d) Promptly deliver to the Administrative Agent any environmental reports regarding environmental matters affecting any Group Member which are delivered by any Group Member in connection with the Exit Facility Agreement.
          5.9 Additional Collateral, Additional Loan Parties, etc.
          (a) With respect to any property acquired after the Closing Date by any Loan Party that is not a Foreign Subsidiary (other than (x) property that would constitute “Excluded Assets” as defined in the Collateral Agreement, (y) any property described in paragraph (b), (c) or (d) below and (z) any property subject to a Lien expressly permitted by Section 6.3(g) as to which the Collateral Trustee does not have a perfected Lien for the benefit of the Lenders, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement or such other documents as the Collateral Trustee or the Administrative Agent deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof), in the reasonable opinion of the Borrower, of $5,000,000 or greater acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Sections 6.3(g) or 6.3(v) (but, in the case of any property subject to any Lien permitted by Section 6.3(v), solely if the terms of such Lien prohibit the granting of a Lien to secure the Obligations so long as such prohibition was not created in contemplation of the applicable acquisition)), promptly (i) execute and deliver a second priority Mortgage, in favor of the Collateral Trustee, for the benefit of the Lenders, covering such real property and (ii) if requested by the Collateral Trustee or the Administrative Agent, provide the Lenders, with respect to each Mortgage, with (x) a mortgagee’s title insurance policy covering such real property in an amount at least equal to the purchase price of such real property and otherwise consistent with the provisions of Section 4.01(q)(iii) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) use its reasonable efforts to cause to be provided any consents or estoppels reasonably deemed necessary by the Collateral Trustee or the Administrative Agent in connection with each such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Trustee and the Administrative Agent and (iii) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent. With respect to all Mortgaged Properties, maintain a policy of flood insurance as described in Section 4.01(q)(iv) to the extent such policy was delivered pursuant to Section 4.01(q)(iv) or any other provision of any Loan Document.
          (c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Domestic Subsidiary Guarantee and the Collateral Agreement, (B) to take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and (C) to deliver to the Collateral Trustee and the Administrative Agent each of the documents specified in Section 4.1(m) (with references in such Section to “Closing Date” being deemed references to the date on which all the other requirements of this clause (c) are satisfied)), and (iv) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent.
          (d) With respect to any new Excluded Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement or the applicable Pledge Agreement, or such new Pledge Agreement, as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member; provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged, (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary to perfect the Collateral Trustee’s security interest therein, and (iii) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent.
          (e) Without duplication of any obligation set forth in the foregoing clauses of this Section 5.9, with respect to any Subsidiary of the Borrower that at any time pledges any property to secure the obligations of any Loan Party under the Exit Facility Agreement or the Senior Subordinated Notes Indenture, or incurs any Guarantee Obligations with respect to any such obligation, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the

Lenders, a security interest in such property, (ii) to the extent any such property is Capital Stock, deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (A) to become a party to the Domestic Subsidiary Guarantee and the Collateral Agreement, (B) to take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and (C) to deliver to the Collateral Trustee each of the documents specified in Section 4.1(m) (with references in such Section to “Closing Date” being deemed references to the date on which all the other requirements of this clause (e) are satisfied), and (iv) if requested by the Collateral Trustee, deliver to the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee.
          5.10 Post-Closing Obligations. Within 90 days after the Closing Date (or such longer period as the administrative agent under the Exit Facility may agree in its reasonable discretion), the Borrower shall execute and deliver Foreign Pledge Agreements in respect of the Capital Stock of each of the Foreign Subsidiaries listed on Schedule 5.10, if and to the extent that such Capital Stock then constitutes Collateral (as defined n the Collateral Agreement).
SECTION 6. NEGATIVE COVENANTS
          The Borrower hereby agrees that so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          6.1 Financial Condition Covenants.
          (a) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as at the last day of each period of four consecutive fiscal quarters of the Borrower ending on or after the last day of the thirteenth fiscal quarter after the Closing Date to exceed 3.90 to 1.00.
          (b) Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio for each period of four consecutive fiscal quarters of the Borrower ending on or after the last day of the thirteenth fiscal quarter after the Closing Date to be less than 1.10 to 1.00.
          (c) Consolidated EBITDA. Permit Consolidated EBITDA for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated EBITDA
December 31, 2007	$700,000,000
March 31, 2008	$706,250,000
June 30, 2008	$712,500,000
September 30, 2008	$718,750,000
December 31, 2008 and each fiscal quarter thereafter	$725,000,000
          6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
          (a) Indebtedness of any Loan Party pursuant to any Loan Document;
          (b) (i) Indebtedness of the Borrower to any Subsidiary and of any Guarantor to any Group Member, (ii) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor and (iii) any Intercompany Loan Owed to U.K. Subsidiaries;
          (c) (i) Guarantee Obligations of any Group Member of Indebtedness of any Loan Party, and (ii) Guarantee Obligations of any Subsidiary that is not a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor;
          (d) Guarantee Obligations of any Group Member in respect of any Foreign Credit Facility and other Indebtedness of any Excluded Subsidiary permitted under Section 6.2(z);
          (e) Guarantee Obligations of any Person which becomes a Subsidiary of any Group Member or is merged into any Group Member after the date of this Agreement; provided that (i) such Guarantee Obligation was in existence on the date such Person became a Subsidiary of, or was merged into, such Group Member, (ii) such Guarantee Obligation was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member, no Default or Event of Default shall have occurred and be continuing;
          (f) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(f) and any refinancings, replacements, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); provided that this Section 6.2(f) shall not permit the incurrence of any new Indebtedness to refinance, replace, refund, renew or extend any Indebtedness owing to a Group Member unless the obligee on such new Indebtedness is also a Group Member;
          (g) Indebtedness (including, without limitation, purchase money Indebtedness and Capital Lease Obligations) incurred after the Closing Date to finance Capital Expenditures; provided that the aggregate principal amount of Indebtedness incurred in reliance on this Section 6.2(g) shall not exceed $100,000,000 in any fiscal year of the Borrower;
          (h) [Reserved];

          (i) Indebtedness incurred in the ordinary course of business under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Borrower with respect to any such Indebtedness;
          (j) (i) Indebtedness of any Excluded Subsidiary to any Loan Party existing on the Closing Date and (ii) additional Indebtedness of any Excluded Subsidiary to any Loan Party incurred after the Closing Date and consisting of Intercompany Loans permitted under Section 6.8(h)(ii);
          (k) Intercompany and third-party Indebtedness incurred in the ordinary course of business in connection with the cash pooling and/or interest set-off arrangements described in Section 6.3(k);
          (l) Indebtedness in connection with Swap Agreements not prohibited by Section 6.12;
          (m) Indebtedness secured by Liens permitted by Section 6.3(a), (b), (c), (d), (e), (i), (l) and (m) to the extent the obligations secured thereby constitute Indebtedness;
          (n) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $306,000,000, (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes, and (iii) any refinancings, replacements, refundings, renewals or extensions of the foregoing (without increasing, or shortening the maturity of, the principal amount thereof); provided that any Liens securing any Indebtedness permitted by this Section 6.2(n) shall be subject at all times to the terms of the Intercreditor Agreement and shall be “Third Priority Liens” thereunder;
          (o) (i) Indebtedness of the Group Members under the Exit Facility Agreement in an aggregate principal amount not to exceed $1,418,000,000 (as such amount shall be reduced from time to time as a result of prepayments and repayments), (ii) Guarantee Obligations of any Group Member in respect of such Indebtedness, and (iii) any refinancings, replacements, refundings, renewals or extensions of the foregoing (without increasing the principal amount thereof in effect immediately prior to such refinancing, replacement, refunding, renewal or extension); provided that any Liens securing the Indebtedness permitted by this Section 6.2(o) shall be subject at all times to the terms of the Intercreditor Agreement;
          (p) Other Indebtedness of the Group Members in satisfaction of the Other Unsecured Claims pursuant to the Reorganization Plan, so long as the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.2(p) shall not exceed $300,000,000;
          (q) Permitted Subordinated Indebtedness so long as (i) the Net Cash Proceeds thereof received by any Group Member are applied in accordance with Section 2.5(b) and (ii) after giving effect to the incurrence thereof the Borrower shall be in compliance with the covenants in Section 6.1 as of the last day of the fiscal quarter then most recently ended prior to the date of such incurrence (calculated on a pro forma basis to give effect to the incurrence of such Permitted Subordinated Indebtedness and the application of the proceeds thereof as if each had occurred on the last day of such fiscal quarter);
          (r) Intercompany Loans incurred in order to consummate the Tax Restructuring (including any Intercompany Loans arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6.8);
          (s) Indebtedness of any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member no Default or Event of Default shall have occurred and be continuing;
          (t) Indebtedness of any Group Member owed to any other Group Member and arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6.8;
          (u) (i) Indebtedness (including Guarantee Obligations) incurred by the Borrower and the U.K. Subsidiaries in connection with the Company Voluntary Arrangements, the U.K. Settlement Agreement and financing the retention of the Intercompany Loan Notes, and (ii) Intercompany Loans from T&N Limited to any other U.K. Subsidiary or from any U.K. Subsidiary to T&N Limited in the ordinary course of business and solely in connection with the establishment and operation of the consolidated cash management system of the U.K. Subsidiaries;
          (v) (i) Indebtedness of the Group Members in respect of the Additional Liquidity Facility in an aggregate principal amount, when added to the amount of Indebtedness outstanding under clause (o) of this Section 6.2, not to exceed $1,418,000,000 at any one time outstanding and (ii) Guarantee Obligations of any Group Member in respect of such Indebtedness, including any refinancings, refundings, renewals or extensions of the foregoing;
          (w) Indebtedness in respect of Securitization Transactions permitted under Section 6.5(d) that is non-recourse to any Group Member (except for Standard Securitization Undertakings);
          (x) Indebtedness incurred to fund Joint Venture Put Obligations relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $200,000,000;
          (y) [Reserved]; and
          (z) Indebtedness of the Group Members not permitted by the foregoing paragraphs of this Section 6.2 (other than Intercompany Loans) in an aggregate outstanding principal amount for all Group Members not to exceed at any date $1,000,000,000.

          6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
          (a) Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;
          (b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;
          (f) (i) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness in existence on the date hereof and permitted by Section 6.2(f) and (ii) renewals of any Liens permitted by clause (i) securing Indebtedness permitted by Section 6.2(f) that is a refinancing, replacement, refunding, renewal or extension of any Indebtedness described in clause (i), provided that no such Lien permitted by this clause (ii) shall cover any property that is not subject to such Lien on the date hereof and that the amount of Indebtedness secured thereby is not increased after the date hereof;
          (g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 6.2(g) to finance purchase money Indebtedness or any other Capital Expenditure, provided that (i) such Liens shall be created substantially simultaneously with, or within 60 days after, the making of such Capital Expenditure and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
          (h) Liens created pursuant to the Security Documents;
          (i) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

          (j) Liens on assets of any Excluded Subsidiary to secure Indebtedness of any Group Member (including Indebtedness of such Excluded Subsidiary) permitted under Section 6.2(z);
          (k) Liens created in the ordinary course of business in favor of banks and other financial institutions on credit balances of any bank accounts of any Group Member held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
          (l) Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of any Group Member;
          (m) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts;
          (n) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;
          (o) Liens securing (i) the Exit Facility, (ii) the Additional Liquidity Facility and (iii) the Senior Subordinated Notes and any refinancings, replacements, refundings, renewals or extensions of the foregoing; provided that such Liens in respect of the Senior Subordinated Notes are subordinated on terms no less favorable on the whole than those set forth in the Intercreditor Agreement;
          (p) Liens on Receivables and Related Security which arise in connection with any Securitization Transactions permitted under Section 6.5(d);
          (q) Liens securing Indebtedness permitted by Section 6.2(b) and Section 6.2(j) on the assets of the Subsidiaries described therein; provided that any such Liens on assets of any Loan Party shall be subordinated to any and all Liens securing the Obligations and any other Liens governed by the Intercreditor Agreement on terms and conditions reasonably satisfactory to the Administrative Agent in its discretion;
          (r) Liens securing Indebtedness permitted by Section 6.2 (i), (r) and (x);
          (s) Liens arising from judgments and attachments in connection with court proceedings, provided that (i) the attachment or enforcement of such Liens would not result in an Event of Default hereunder, (iii) such Liens are being contested in good faith by appropriate proceedings, (iii) no material assets or property of any Group Member is subject to material risk of loss or forfeiture, and (iv) a stay of execution pending appeal or proceeding for review is in effect;
          (t) Liens on cash or Cash Equivalents to secure the obligations of any Group Member under any Swap Agreement permitted by Section 6.12;
          (u) Liens securing any Permitted Subordinated Indebtedness;

          (v) Liens on property or assets acquired by any Group Member or on property or assets of any Person that becomes a Subsidiary of a Group member, in any such case, existing at the time of the acquisition thereof (including acquisition through merger or consolidation);
          (w) with respect to each Mortgaged Property, the Liens permitted in the Mortgage for such Mortgaged Property;
          (x) Liens created under Section 4.7 of the Collateral Trust Agreement in favor of the Collateral Trustee;
          (y) Liens granted by the Borrower or a Subsidiary upon one or more Intercompany Loan Notes securing Indebtedness owing to the Borrower or a Subsidiary; provided that any such Liens on assets of any Loan Party shall be subordinated to any and all Liens securing the Obligations and any other Liens governed by the Intercreditor Agreement on terms and conditions reasonably satisfactory to the Administrative Agent in its discretion;
          (z) [Reserved]; and
          (aa) Liens not otherwise permitted by this Section so long (x) as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds as to all Group Members $150,000,000 at any one time and (y) such Liens do not secure Indebtedness permitted by Sections 6.2(d), (i), (k), (n), (o), (p), (q), (s), (u) and (v).
          6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except pursuant to the U.K. Dissolution and the Company Voluntary Arrangements and except that:
          (a) (i) any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the continuing or surviving corporation shall be a Wholly Owned Subsidiary Guarantor) and (ii) any Subsidiary that is not a Guarantor may be merged with or into any other Subsidiary (and if such other Subsidiary is a Guarantor the survivor shall be a Guarantor);
          (b) (i) any Subsidiary may Dispose of any or all of its assets (including, without limitation, transfers of Intercompany Loans or equity Investments) (A) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 6.5; and (ii) any Subsidiary that is not a Guarantor may Dispose of any or all of its assets to any other Subsidiary;
          (c) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation;
          (d) any Subsidiary which has Disposed of all of its assets as permitted under this Section 6.4 and Section 6.5 or which otherwise has no assets may be liquidated;

          (e) the Group Members may consummate the transactions contemplated under the Tax Restructuring;
          (f) any Joint Venture may be liquidated, provided that (x) the assets and liabilities thereof are distributed to the owners of such Joint Venture, pro rata, in accordance with such owners’ respective equity interests in such Joint Venture and (y) the Net Cash Proceeds thereof are applied to prepay the Loans, to the extent required by Section 2.5; and
          (g) any Subsidiary that is not a Guarantor may be liquidated or dissolved so long as the aggregate book value of the assets of all Subsidiaries that have been dissolved or liquidated pursuant to this Section 6.4(g), when taken together with the Group Members which are not Loan Parties which have taken any of the actions described in Section 7(e), shall be less than 10% of the book value of the consolidated assets of the Group Members, taken as a whole (as set forth in the most recent audited consolidated financial statements of the Borrower that have been delivered pursuant to Section 5.1(a) or, until any audited financial statements have been delivered pursuant to such Section, the Pro Forma Balance Sheet).
          6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
          (a) the Disposition of obsolete or worn out property in the ordinary course of business;
          (b) the sale of inventory in the ordinary course of business and Dispositions of Cash Equivalents in the ordinary course of business;
          (c) Dispositions permitted by Section 6.4;
          (d) Dispositions of Receivables pursuant to Factoring Arrangements, so long as, on the last day of each calendar month, the aggregate amount of Receivables that have been Disposed of pursuant thereto and that are then outstanding shall not exceed the Factoring Basket then in effect;
          (e) Dispositions pursuant to sale and leaseback transactions permitted pursuant to Section 6.11;
          (f) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor or the sale or issuance of any Excluded Subsidiary’s Capital Stock to any other Excluded Subsidiary;
          (g) (i) any Permitted Asset Sales; provided that the Net Cash Proceeds thereof are applied to prepay the Loans, to the extent required by Section 2.5 and (ii) any Disposition that does not constitute an “Asset Sale” pursuant to clause (ii) of the definition thereof;
          (h) Dispositions in connection with the U.K. Dissolution or the Company Voluntary Arrangements;

          (i) Dispositions constituting Investments permitted by Sections 6.8(j);
          (j) Dispositions consisting of (i) operating leases to Loan Parties, (ii) operating leases to Joint Ventures of assets at a fair market value in an aggregate amount not to exceed at any date the Joint Venture Basket then in effect and (iii) operating leases to Excluded Subsidiaries of assets at a fair market value in an aggregate amount not to exceed at any date the Intercompany Basket then in effect;
          (k) intercompany Dispositions necessary in order to effect the Tax Restructuring;
          (l) the non-exclusive licensing of Intellectual Property in the ordinary course of business and in a manner consistent with past practices of the Borrower and its Subsidiaries and the exclusive licensing of Intellectual Property in the ordinary course of business in a manner consistent with past practices of the Borrower and its Subsidiaries so long as such license is exclusive only as to geographic area or use;
          (m) transfers of accounts receivable and related rights by F-M Canada to the Borrower;
          (n) involuntary dispositions consisting of property or casualty events or condemnation proceedings, in each case resulting in a Recovery Event;
          (o) Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;
          (p) the Wagner Lighting Divestiture; and
          (q) Dispositions of Receivables and Related Security pursuant to Securitization Transactions that are non-recourse to any Group Member (except for Standard Securitization Undertakings).
          6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor, (b) any Subsidiary that is not a Guarantor may make Restricted Payments to any other Group Member, (c) any Subsidiary may make Restricted Payments to Persons directly owning Minority Interests, if such Subsidiary shall first have made, or shall substantially simultaneously make, a Restricted Payment to the Group Member which has an ownership interest in such Subsidiary in an amount not less than such Group Member’s proportionate share (based upon such Group Member’s percentage ownership interest in such Subsidiary) of the total Restricted Payment to be made by such Subsidiary, (d) any Subsidiary may make Restricted Payments necessary in order to consummate the Tax Restructuring, (e) the Borrower may make Restricted Payments permitted under Section 6.18, (f) any Group Member may make Restricted Payments in connection with the Company Voluntary Arrangements, the retention of the Intercompany Loan Notes (without limiting payments relating to Intercompany Loan Notes in connection with the Tax Restructuring), and the U.K. Dissolution and (g) to the extent that any such payments are made in a manner that would cause them to be Restricted Payments, the Borrower may make payments to members of management pursuant to compensation arrangements typical of companies of similar size and scope.
          6.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Group Members in the ordinary course of business in an aggregate amount at any time during any fiscal year of the Borrower not to exceed $312,000,000; provided that (a) any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year only and (b) Capital Expenditures made in any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to the foregoing clause (a) and, second, in respect of amounts permitted for such fiscal year as provided above.
          For purposes of calculating compliance with this Section 6.7, (x) the portion of the Positive EBITDA Variance applied to make Capital Expenditures pursuant to Section 6.18, shall be excluded in calculating compliance with this Section 6.7, (y) in the event that the average currency exchange rate between the Dollar and the euro, during the fiscal year for which compliance is being determined, exceeds 1.30 to 1.00, the Borrower shall increase the Dollar amount of its actual Capital Expenditures for such fiscal year by an amount equal to 45% of Capital Expenditures for such fiscal year, multiplied by the excess over the 1.30 to 1.00 exchange rate, and (z) in the event that the average exchange rate between the Dollar and the euro, during the fiscal year for which compliance is being determined, is less than 1.00 to 1.00, the Borrower shall reduce the Dollar amount of its actual Capital Expenditures for such fiscal year by an amount equal to 45% of Capital Expenditures for such fiscal year, multiplied by the deficiency under the 1.00 to 1.00 exchange rate.
          The amount of Capital Expenditures permitted hereunder shall be adjusted, at the end of each fiscal year of the Borrower (a) in the event that a Permitted Acquisition has occurred during such fiscal year, by increasing the amount of permitted Capital Expenditures for each subsequent fiscal year of the Borrower by the amount of Capital Expenditures for the business acquired as part of such Permitted Acquisition approved by the board of directors of the Borrower at the time of such Permitted Acquisition, and (b) in the event that a Permitted Asset Sale has occurred during such fiscal year, by reducing the amount of permitted Capital Expenditures for each subsequent fiscal year of the Borrower by the amount set forth in the Projections most recently delivered pursuant to Section 5.2(c) allocated for Capital Expenditures for the business subject of such Permitted Asset Sale.
          6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution of cash or other property to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

          (a) extensions of trade credit and the conversion of overdue trade receivables into notes receivables, in each case in the ordinary course of business;
          (b) Investments in Cash Equivalents;
          (c) Guarantee Obligations permitted by Section 6.2;
          (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses or pursuant to any Plan) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;
          (e) Investments consisting of Permitted Net Cash Proceeds Reinvestments made by any Group Member with the proceeds of any Reinvestment Deferred Amount;
          (f) Investments permitted by Section 6.4(a), (b) and (e);
          (g) Investments consisting of Intercompany Loans permitted under Section 6.2(b), (k), (t) and (u);
          (h) (i) Investments by any Loan Party in any Excluded Subsidiary existing on the Closing Date, (ii) additional Investments by any Loan Party in any Excluded Subsidiary in an aggregate outstanding amount not to exceed on any date the Intercompany Basket in effect at such date (calculated after giving effect to all proposed Investments to be made on such date pursuant to this Section 6.8(h)(ii)); provided that the aggregate amount of Investments (other than Intercompany Loans) made pursuant to this Section 6.8(h)(ii) and outstanding on any date shall not exceed the Intercompany Basket Sublimit on such date and (iii) Investments in a Foreign Subsidiary for the purpose of complying with local statutory capitalization requirements in such Foreign Subsidiary’s host jurisdiction;
          (i) Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor and (ii) any Subsidiary that is not a Guarantor in any Group Member;
          (j) (i) Investments consisting of the Capital Stock of any Person acquired pursuant to any Joint Venture Put Obligation and (ii) Investments (other than Investments described in clause (i)) in Joint Ventures, including without limitation, Investments in new Joint Ventures, the purchase of ownership interests in Joint Ventures from Persons that are not Group Members and increases in the ownership interest of any Group Member in Joint Ventures in an aggregate outstanding amount not to exceed at any date the Joint Venture Basket in effect on such date (calculated after giving effect to all proposed Investments to be made on such date pursuant to this Section 6.8(j)(ii));
          (k) Permitted Acquisitions;
          (l) (i) Investments outstanding on the date hereof and listed on Schedule 6.8(l), (ii) equity Investments of any Group Member in any other Group Member and arising solely as a result of the recharacterization as an equity investment of any Intercompany Loan permitted by Section 6.2 and (iii) Investments in the form of notes issued by the “Trust” (as defined in the Reorganization Plan) to the Borrower pursuant to the Reorganization Plan, as follows: (x) a note in the face amount of $125,000,000 issuable pursuant to Section 8.3.5 of the Reorganization Plan and (y) a note in the face amount of $140,000,000 issuable pursuant to Section 8.22 of the Reorganization Plan;
          (m) Investments by any Group Member made on or after the Closing Date in existing or potential suppliers and customers from whom the Borrower reasonably expects to obtain a material commercial benefit in an aggregate amount (valued at cost) not to exceed $25,000,000 at any one time outstanding;
          (n) Investments by any Group Member of any Restricted Payment received by such Person that consists of equity interests in a Subsidiary; provided that if the initial payor of any such Restricted Payment is a Guarantor, then the ultimate recipient of such Restricted Payment shall also be a Guarantor;
          (o) Investments by any Group Member necessary to effect the Tax Restructuring;
          (p) Investments in notes receivable payable to any Group Member by the purchasers of assets purchased pursuant to Dispositions permitted under Section 6.5;
          (q) Investments by the Borrower in any Subsidiary consisting of the issuance of letters of credit under the Exit Facility Agreement (and the incurrence by the Borrower of Indebtedness thereunder with respect thereto) to support obligations of such Subsidiary;
          (r) Investments by a U.K. Subsidiary in another U.K. Subsidiary in connection with the Company Voluntary Arrangements;
          (s) Investments by the Borrower or any of its Subsidiaries in connection with the Anticipated Japanese Consolidation in an amount not to exceed $10,000,000;
          (t) Investments not otherwise permitted under paragraphs (a) through (s) of this Section 6.8 so long as (i) prior to the making of any such Investment, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, certifying that such Investment has been approved by a Board Majority and (ii) that the Board Majority has determined that such Investment is being made with the intent to pursue a strategic transaction with the Person with respect to which such Investment is being made; it being understood that at any time at which any Investments made pursuant to this Section 6.8(t) with respect to any Person constitutes an Acquisition, such Acquisition must also constitute a Permitted Acquisition and comply with the definition thereof;
          (u) Investments not otherwise permitted under paragraphs (a) through (t) of this Section 6.8, but excluding Investments in Joint Ventures or in Excluded Subsidiaries, in an aggregate outstanding amount not to exceed on any date the General Investment Basket in effect on such date; and

          (v) On any date, Investments not otherwise permitted under paragraphs (a) through (u) of this Section 6.8 in an aggregate outstanding amount not to exceed on any date the Proceeds Investment Basket on such date.
          6.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes, if at the time a Default or Event of Default has occurred and is continuing; (b) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to (i) the Additional Liquidity Facility, (ii) any Permitted Subordinated Indebtedness or (iii) any Indebtedness of a Loan Party incurred under Section 6.2(y) or Section 6.2(z) that is not secured as permitted under Section 6.3(z)(i), unless at the time no Default or Event of Default has occurred and is continuing and immediately after giving effect thereto (and any Indebtedness incurred in connection therewith, and the application of the proceeds thereof), the Leverage Ratio is not greater than 3.5 to 1.0; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (i) the Exit Facility Agreement or the Additional Liquidity Facility Agreement in a manner that is materially adverse to the Lenders and (ii) the Senior Subordinated Notes Indenture or any document governing any Permitted Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (a) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (b) does not involve the payment of a consent fee); or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Exit Facility Agreement and this Agreement) as “Designated Senior Debt” or “Guarantor Senior Debt” (or any other defined term having similar purposes) for the purposes of the Senior Subordinated Notes Indenture or any document governing any Permitted Subordinated Indebtedness.
          6.10 Transactions with Affiliates. (a) Except for the Tax Restructuring, the retention of the Intercompany Loan Notes (without limiting any transactions in connection with the Tax Restructuring), or pursuant to the U.K. Dissolution, the Company Voluntary Arrangements or Securitization Transactions permitted under Section 6.5(q), enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate as determined in good faith by the Borrower or the relevant Group Member and (b) with respect to any Investment made pursuant to Section 6.8(t), (u) or (v) in, or any Acquisition of, any Affiliate of any Significant Shareholder, such Investment or Acquisition shall be approved by a majority of Disinterested Directors relative to such Investment or Acquisition. For the avoidance of doubt, contemporaneous purchases and/or sales by a Group Member and an Affiliate of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations at substantially the same price shall not be deemed transactions with an Affiliate under this Agreement.

          6.11 Sales And Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided that (i) the Group Members may consummate sale and leaseback transactions in which the transferee is the Borrower or a Wholly Owned Subsidiary Guarantor, and any Subsidiary which is not a Guarantor may consummate sale and leaseback transactions in which the transferor is another Subsidiary which is not a Guarantor, and (ii) the Group Members may consummate other sale and leaseback transactions in an amount not to exceed in the aggregate for all Group Members $150,000,000.
          6.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks in respect of changes in commodity prices or currency exchange rates to which any Group Member has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any outstanding or prospective interest-bearing liability or investment of any Group Member from time to time.
          6.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          6.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Exit Facility Agreement, (c) the Additional Liquidity Facility Agreement, (d) the Senior Subordinated Notes Indenture, (e) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (f) any agreements with respect to Indebtedness incurred by the Excluded Subsidiaries and permitted under Section 6.2 imposing any such prohibitions or limitations on Excluded Subsidiaries (g) any agreement arising pursuant to the Company Voluntary Arrangements, (h) any agreements binding any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that such agreement was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member and was not entered into in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member, (i) any documentation governing Securitization Transactions permitted under Section 6.5(q), and (j) any agreements to which any Subsidiary that is not a wholly-owned Subsidiary is a party that prohibit or limit the ability of such Subsidiary or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues.
          6.15 Clauses Restricting Subsidiary Distributions. Enter into or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Senior Subordinated Notes Indenture, (iii) any restrictions under the Additional Liquidity Facility, (iv) any restrictions under the Exit Facility Agreement, (v) any restriction that exists or may arise directly as a result of the Company Voluntary Arrangements, (vi) any restrictions (other than those described in clauses (i) through (v)) in existence on the date hereof), and (vii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (viii) any restrictions relating to Excluded Subsidiaries imposed in connection with the Indebtedness incurred by the Excluded Subsidiaries and permitted under Sections 6.2, (ix) any restrictions contained in the terms of any Indebtedness permitted under Section 6.2(s) or any other agreement binding any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that such agreement was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member and was not entered into in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member, (x) any restrictions contained in the documents governing any Securitization Transaction permitted under Section 6.5(q), and (xi) any restrictions contained in any agreements to which any Subsidiary that is not a wholly-owned Subsidiary is a party so long as such restrictions apply solely to such Subsidiary or any of its Subsidiaries.
          6.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or that are determined by the Board of Directors of the Borrower to be reasonably related thereto.
          6.17 [Reserved].
          6.18 Positive EBITDA Variance. Use the 33 1/3% of Adjusted Positive EBITDA Variance for any fiscal year of the Borrower not required to be applied to the Loans pursuant to Section 2.5(e) or not applied to consummate Permitted Open Market Purchases to the extent permitted under Section 2.5(e), for purposes other than the general corporate purposes of the Group Members, provided that in any fiscal year of the Borrower where the Loans are prepaid from Adjusted Excess Cash Flow pursuant to Section 2.5(d), and so long as no Default or Event of Default has occurred and is continuing, any Group Member may use such 33 1/3% of Adjusted Positive EBITDA Variance to make, in such year or any other year thereafter, (i) Restricted Payments not otherwise permitted under Section 6.6 or (ii) Capital Expenditures in such fiscal year in excess of the amounts otherwise permitted under Section 6.7.
SECTION 7. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business

Days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Article 6 of this Agreement; or
          (c) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
          (d) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Intercompany Loans) on the scheduled or original due date with respect thereto, after giving effect to any applicable period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond any applicable period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and any such default under the Exit Facility or the Additional Liquidity Facility shall continue unremedied or unwaived for a period of thirty days; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (d) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (d) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate (x) $20,000,000 in the case of any Indebtedness (other than Capital Leases or purchase money Indebtedness) of any Loan Party or (y) $125,000,000 in the case of any Indebtedness of any Group Member which is not a Loan Party or Capital Leases or purchase money Indebtedness of any Loan Party; or
          (e) (i) (A) one or more Group Members which are not Loan Parties, together with the Subsidiaries which have been liquidated or dissolved pursuant to Section 6.4(g), having assets with an aggregate book value of at least 10% or (B) one or more Loan Parties having assets with an aggregate book value of at least 1%, in each case, of the book value of the consolidated assets of the Group Members, taken as a whole (as set forth in the most recent audited consolidated financial statements of the Borrower that have been delivered pursuant to Section 5.1(a) or, until any audited financial statements have been delivered pursuant to such Section, the Pro Forma Balance Sheet) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Group Member or Group Members shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Group Member or Group Members any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against such Group Member or Group Members any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Group Member or Group Members shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Group Member or Group Members shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided that no Event of Default shall have occurred under this paragraph as a result of any U.K. Subsidiary being in U.K. Administration and being a debtor in a case pending under Chapter 11 of the Bankruptcy Code, so long as such U.K. Administration and such case were each in effect on the Closing Date; or
          (f) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any material liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
          (g) one or more judgments or decrees (excluding any judgment or decree in connection with the implementation of any Company Voluntary Arrangement or the Reorganization Plan) shall be entered against (i) any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) any Group Member that is not a Loan Party which, individually or in the aggregate for all such Group Members, could reasonably be expected to have a Material Adverse Effect; or
          (h) (i) any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party or any party to the Intercreditor Agreement shall so assert, or (ii) any Lien securing the Obligations created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
          (i) any Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
          (j) a Change of Control shall occur; or
          (k) the Senior Subordinated Notes or any Permitted Subordinated Indebtedness, the guarantees of the Senior Subordinated Indebtedness or any Permitted Subordinated Indebtedness or the Liens in respect of the Senior Subordinated Notes or any Permitted Subordinated Indebtedness shall cease, for any reason, to be subordinated to the Obligations, the obligations of the Guarantors under any Guarantee or the Liens securing the Obligations granted pursuant to the Security Documents, as the case may be;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 8. THE ADMINISTRATIVE AGENT
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
          8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
          8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Term Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of

Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantees, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Federal-Mogul Corporation
World Headquarters
26555 Northwestern Highway
Southfield, Michigan 48033
Attention: David A. Bozynski
Telecopy: 248-354-6746
Telephone: 248-354-9469

With a copy to: Robert L. Katz
Telecopy: 248-354-2659
Telephone: 248-354-9924

Administrative Agent:	JPMorgan Chase Bank, N.A.
277 Park Avenue
8th Floor Mail Code NY1-2134
New York, New York 10172
Attention: Ms. Ann Kurinskas
Telecopy: 212-622-4527
Telephone: 212-622-4556/7
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
          9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration hereof and of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and financial advisors to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel and financial advisors to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration hereof and of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any property at any time owned, leased, or in any way used by any Group Member or any entity for which any of them is alleged to be responsible, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          9.6 Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than to any Group Member (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the amount of the Loans of the assigning Lender, after giving effect to any such assignment, shall not be less than $5,000,000, provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
     (E) if any rights and obligations under this Agreement are assigned to an Affiliate of a Group Member or of a Significant Shareholder, the vote of such Affiliate as a Lender under this Agreement shall not be counted for purposes of any determination by the Required Lenders as set forth in the definition thereof.
          For the purposes of this Section 9.6, the term “Approved Fund” has the following meaning:

          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.6.
     (iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.6 and any written consent to such assignment required by paragraph (b) of this Section 9.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption.

          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Sections 2.13(d) and (e).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          9.7 Adjustments; Set off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other

Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.
          9.13 Acknowledgements. The Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          9.14 No Requirement of Lender Signatures. Each Lender listed on Schedule 1.1A shall be a party hereto in accordance with the Reorganization Plan and, pursuant to the Reorganization Plan, is bound hereby notwithstanding the failure of any such Lender to execute a signature page hereto.
          9.15 Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by

Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          9.16 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender or any advisor to any of the foregoing pursuant to or in connection with this Agreement that is designated in writing by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 9.16, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that prior notice of such disclosure shall be given to the Borrower, if possible, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, such party’s U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities law.
          9.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FEDERAL-MOGUL CORPORATION
By:	/s/ David A. Bozynski
	Name:	David A. Bozynski
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/Ann Kurinskas
	Name:	Ann Kurinskas
	Title:	Managing Director